Exhibit 2.1
EXECUTION COPY

HASBRO, INC.

and

11573390 CANADA INC.

and

ENTERTAINMENT ONE LTD.

ARRANGEMENT AGREEMENT

August 22, 2019

TABLE OF CONTENTS

Page

Article 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	19
1.3	Number and Gender	19
1.4	Date for Any Action; Time References; Computation of Time	20
1.5	Currency	20
1.6	Control	20
1.7	Accounting Matters	20
1.8	Knowledge	20
1.9	Statutes	21
1.10	Consent	21
1.11	Schedules	21
1.12	Subsidiaries	21

Article 2 THE ARRANGEMENT		21

2.1	Arrangement	21
2.2	Interim Order	21
2.3	Meeting	22
2.4	Circular	24
2.5	Preparation of Filings	25
2.6	Final Order	25
2.7	Court Proceedings	25
2.8	Articles of Arrangement and Effective Date	26
2.9	Payment of Consideration	26
2.10	Adjustments to Consideration	26
2.11	Announcement and Shareholder Communications	27
2.12	Withholding Taxes	27
2.13	List of Shareholders	27
2.14	Guarantee of the Purchaser	28

Article 3 REPRESENTATIONS AND WARRANTIES OF EMMY		28

3.1	Representations and Warranties	28
3.2	No Other Representations and Warranties	46
3.3	Survival of Representations and Warranties	46

Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		47

4.1	Representations and Warranties	47
4.2	No Other Representations and Warranties	50
4.3	Survival of Representations and Warranties	50

Article 5 COVENANTS		50

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TABLE OF CONTENTS
(continued)
Page

5.1	Covenants of eOne Regarding the Conduct of Business	50
5.2	Covenants of eOne Relating to the Arrangement	56
5.3	Covenants of the Purchaser Relating to the Performance of Obligations	56
5.4	Regulatory Approvals	57
5.5	Pre-Acquisition Reorganization	59
5.6	Equity Plans	61
5.7	Financing Covenants	61
5.8	Financing Assistance	63

Article 6 CONDITIONS		66

6.1	Mutual Conditions Precedent	66
6.2	Additional Conditions Precedent to the Obligations of the Purchaser	66
6.3	Additional Conditions Precedent to the Obligations of eOne	67
6.4	Satisfaction of Conditions	68

Article 7 ADDITIONAL AGREEMENTS		68

7.1	Non-Solicitation	68
7.2	Access to Information; Confidentiality	73
7.3	Notices of Certain Events	73
7.4	Insurance and Indemnification	74

Article 8 TERM, TERMINATION, AMENDMENT AND WAIVER		74

8.1	Term	74
8.2	Termination	74
8.3	Expenses and Termination Payments	77
8.4	Amendment	79
8.5	Waiver	79

Article 9 GENERAL PROVISIONS		79

9.1	Privacy	79
9.2	Notices	80
9.3	Governing Law; Waiver of Jury Trial	81
9.4	Injunctive Relief	82
9.5	Time of Essence	82
9.6	Entire Agreement, Binding Effect and Assignment	82
9.7	No Liability	82
9.8	Severability	82
9.9	Counterparts, Execution	83

SCHEDULE A PLAN OF ARRANGEMENT
SCHEDULE B ARRANGEMENT RESOLUTION

-ii-

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated August 22, 2019,
BETWEEN:

HASBRO, INC., a corporation existing under the Laws of the State of Rhode Island (the “Purchaser”)

- and -

11573390 CANADA INC., a corporation existing under the Laws of Canada (“Acquireco”)

- and -

ENTERTAINMENT ONE LTD., a corporation existing under the Laws of Canada (“eOne”)
RECITALS:

A.	The Purchaser desires to acquire, through Acquireco, all of the issued and outstanding Common Shares in the capital of eOne.

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of a statutory arrangement under the provisions of the CBCA.

C.
The Board has unanimously determined (i) after consultation with its financial advisor as to the financial terms of the transaction and legal advisors, that the Consideration per Common Share to be paid to Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Shareholders, and (ii) that the Arrangement is in the best interests of eOne, and the Board has unanimously resolved to recommend that Shareholders vote in favour of the Arrangement Resolution, all subject to the terms and the conditions contained in this Agreement.

D.
The Purchaser and Acquireco have entered into the Voting Agreements with the Locked-up Shareholders, pursuant to which, among other things, such Locked-up Shareholders have agreed, subject to the terms and conditions thereof, to vote the Common Shares held by them in favour of the Arrangement.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains terms and conditions that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement are to the Purchaser; provided that the standstill provisions contained therein may permit the counterparty to such agreement to make a confidential Acquisition Proposal to the Board that may constitute or lead to a Superior Proposal;

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest by any Person or group of Persons (or, in the case of a parent to parent transaction, their shareholders) (other than the Purchaser or any affiliate of the Purchaser) to acquire in any manner, directly or indirectly: (i) beneficial ownership of any assets of eOne or one or more of its Subsidiaries (including equity interests of any Subsidiary of eOne) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of eOne and its Subsidiaries taken as a whole (in each case, based on the consolidated financial statements of eOne most recently filed prior to such time as part of the Public Documents) (or any lease, license, royalty or other arrangement having a similar economic effect); or (ii) beneficial ownership (as determined under National Instrument 62-104 Take-Over Bids and Issuer Bids) or control or direction over voting or equity securities representing 20% or more of any class of eOne’s voting or equity securities then outstanding, whether by way of an arrangement, amalgamation, merger, consolidation, recapitalization, reorganization, liquidation, dissolution, joint venture, partnership, business combination, reverse takeover, sale of shares in the capital of eOne, take-over bid, tender offer, exchange offer or any other similar transaction involving eOne, any of its securityholders or any other Person, including any single or multi-step transaction or series of related transactions (other than the transactions contemplated by this Agreement);

“affiliate” means, when describing a relationship between two Persons, that either one of them is under the direct or indirect control of the other, or each of them is directly or indirectly controlled by the same Person;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the Bribery Act 2010 (United Kingdom), and any other applicable United States, Canadian, United Kingdom or foreign anti-corruption or anti-bribery Laws;

“Antitrust Laws” means applicable Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening or preventing of competition through merger or acquisition or intended to regulate or control foreign investment;

“ARC” means an advance ruling certificate issued by the Commissioner under subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement;

“Arrangement” means the arrangement of eOne under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation at the direction of the Court in the Final Order is acceptable to both eOne and the Purchaser, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Shareholders approving the Plan of Arrangement which is to be considered at the Meeting and shall be substantially in the form and content of Schedule “B”;

“Articles of Arrangement” means the articles of arrangement of eOne in respect of the Arrangement to be filed with the Director in compliance with the CBCA after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to eOne and the Purchaser, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

“Benefit Plans” means any pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon eOne or any of its Subsidiaries or for which eOne or its Subsidiaries have any liability or contingent liability, provided that a Benefit Plan shall not include any plan, program or arrangement sponsored by a Governmental Entity;

“Bertram Awards” means the conditional share awards granted pursuant to conditional share award agreements between eOne and Steve Bertram dated May 23, 2017 and February 28, 2018, on similar terms to an LTIP Conditional Award but not granted under the LTIP;

“Board” means the board of directors of eOne as the same is constituted from time to time;

“Board Recommendation” has the meaning ascribed thereto in Section 2.3(h);

“Budget” means the eOne operating and capital budget for the fiscal year ending March 31, 2020 as approved by the Board, a copy of which has been provided in the Data Room;

“Bump Transactions” has the meaning ascribed thereto in Section 5.5(e);

“business day” means any day, other than a Saturday, a Sunday or any day on which major banks are closed in London, United Kingdom; Toronto, Canada; or New York, New York, United States;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Change in Recommendation” has the meaning ascribed thereto in Section 8.2(a)(iii)(A);

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, including information incorporated by reference therein, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

“Common Shares” means the common shares in the authorized share capital of eOne;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means that the Commissioner: (a) shall have issued an ARC; or (b)(i) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or (ii) the obligation to submit a notification shall have been waived by the Commissioner under paragraph 113(c) of the Competition Act, and in either case (i) or (ii) the Commissioner shall have issued a No-Action Letter;

“Conditional Awards” means, without duplication, the LTIP Conditional Awards, the Bertram Awards and the Sparacio Award, but excluding any Stock Options or SAYE Options;

“Confidentiality Agreement” means the confidentiality agreement between the Purchaser and eOne dated May 15, 2019;

“Consideration” means £5.60 in cash per Common Share, without interest;

“Contract” means any legally binding contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which eOne or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List), or other Ontario or Canadian federal court as applicable;

“Credit Agreement” means the credit and guaranty agreement dated December 21, 2018 (as amended) between Entertainment One UK Holdings Limited, Earl Street Capital, Inc. and 4384768 Canada Inc. as borrowers, certain affiliates of the borrowers, as guarantors, and a syndicate of lenders led by J. P. Morgan Chase Bank, N.A. as administrative agent;

“Data Room” means the electronic data site maintained by or on behalf of eOne for the purpose of the transactions contemplated by this Agreement as at 5:00 p.m. on the day prior to the date hereof, the index of documents of which has been delivered to the Purchaser;

“Debt Commitment Letter” has the meaning ascribed thereto in Section 4.1(f);

“Debt Financing” has the meaning ascribed thereto in Section 4.1(f);

“Debt Financing Agreements” has the meaning ascribed thereto in Section 5.7(a);

“Depositary” means any trust company, bank or other financial institution agreed to in writing by eOne and the Purchaser, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Common Shares for the Consideration in connection with the Arrangement;

“Designated Financing Source” means each Financing Source and such Person’s affiliates, directors, officers, employees, agents and permitted assigns;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Disclosure Letter” means the disclosure letter dated the date hereof executed by eOne and delivered to the Purchaser prior to the execution of this Agreement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4 of the Plan of Arrangement;

“Dumont Options” means the options to purchase an aggregate of 1,048,335 Common Shares granted to Olivier Dumont on similar terms to a Stock Option but not granted under the LTIP, pursuant to the award deeds between eOne and Olivier Dumont dated September 29, 2017, May 22, 2018 and on or about the date of this Agreement;

“EC Merger Control Approval” means to the extent that the Arrangement constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission adopting and formally notifying to the Parties, or having been deemed under the EC Merger Regulation to have adopted, without the initiation of proceedings pursuant to Article 6(1)(c) of the EU Merger Regulation and without the referral of all or any part of the Arrangement to the competent authorities of any EU Member State or EFTA State, all decisions and approvals necessary to allow closing of the Arrangement (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary to allow closing of the Arrangement having been satisfied or complied with, including any requirement to appoint a monitoring trustee);

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” the time at which the Plan of Arrangement becomes effective;

“Environmental Laws” means all Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution,

contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Permits” means all Permits or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“EOCL” means Entertainment One Canada Ltd.

“EOCL Shareholders Agreement” means the shareholders agreement of EOCL dated February 4, 2019;

“eOne Intellectual Property” means Intellectual Property in which eOne or any of its Subsidiaries has or purports to have a full or partial ownership interest, and includes Intellectual Property that has been developed by or for, or is being developed by or for, eOne or any of its Subsidiaries;

“eOne IT Systems” has the meaning ascribed thereto in Section 3.1(k)(x);

“Elected UK SAYE Options” has the meaning ascribed thereto in the Plan of Arrangement;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code;

“Existing Credit Agreement Event of Default” has the meaning ascribed thereto in Section 5.7(a);

“Exploit” means, with respect to Properties, to release, prepare derivative works based upon, reproduce, distribute, perform, display, exhibit, stream, broadcast or telecast, license or sell, market, create merchandising or otherwise commercially exploit by any and all known (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods and business models of distribution, dissemination or performance;

“Fairness Opinion” means an opinion of the Financial Advisor to the effect that, as of the date of such opinion, and subject to the limitations, qualifications, assumptions and other matters set out therein, the Consideration to be paid to the Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders.

“FCA” means the Financial Conduct Authority of the United Kingdom;

“Films” means television, video, cable, mobile or satellite programming (including original series, video-on-demand and pay-per-view programming), motion pictures

(including first-run output and library film features, shorts and trailers), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, regardless of format, known now or in the future, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which eOne or any of its Subsidiaries owns or controls any license, right, title or interest;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to eOne and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both eOne and the Purchaser, each acting reasonably) at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment is acceptable to both eOne and the Purchaser, each acting reasonably) on appeal;

“Financial Advisor” means J.P. Morgan Securities plc;

“Financing” has the meaning ascribed thereto in Section 5.8;

“Financing Sources” has the meaning ascribed thereto in Section 4.1(f);

“GDPR” means Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);

“German Merger Control Approval” means the Federal Cartel Office’s (“FCO”) clearance decision (such decision including, without limitation, the expiry of the period of one month from the FCO’s receipt of the complete filing without the FCO having informed the parties within that period that it has initiated an examination of the Arrangement pursuant to section 40(1) sentence 1 of the German Act against Restraints on Competition or the issuing of a notice that the Arrangement will not be prohibited);

“Governmental Entity” means: (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, minister, ministry, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the LSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and which, for greater certainty, includes any fund, crown corporation or governmental not for profit corporation;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“HSR Act Approval” means the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated;

“IFRS” means International Financial Reporting Standards;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” means any and all intellectual property and intellectual property rights throughout the world, including: (a) patents; (b) copyrights and all associated moral rights; (c) Trademarks, and (d) industrial designs (including registrations of and applications for all of the foregoing items (a) to (d) in any jurisdiction and renewals, divisions, continuations, extensions and reissues, where applicable, relating thereto); (e) all websites, domain names, social media handles and other source identifiers, and any applications of any of the foregoing, including any and all goodwill associated therewith; (f) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, software source code, software object code, documentation related to software, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable; and (g) all other similar intellectual property, proprietary and intangible rights;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to Section 192(4) of the CBCA, in a form acceptable to eOne and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of eOne and the Purchaser, each acting reasonably;

“International SAYE” means eOne’s International SAYE Share Option Scheme adopted by eOne on October 15, 2015;

“International SAYE Options” means the outstanding options to purchase Common Shares granted under the International SAYE, but excluding any Conditional Awards, Stock Options or UK SAYE Options;

“Investment Canada Act” means the Investment Canada Act (Canada);

“Investment Canada Act Approval” means the Minister or Ministers, as applicable, under the Investment Canada Act shall have sent a notice stating that the Minister is or Ministers are, as applicable, satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or the Minister or Ministers, as applicable, having been deemed in accordance with the Investment Canada Act to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, constitution, treaty, convention, code, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other similar requirements, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity, and to the extent they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, in each case as amended and the terms and conditions of any Permit of or from any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Library Films” means any and all Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Effective Date;

“Library Music” means any and all Music that has been completed, acquired and/or delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Music that has been completed, acquired and/or delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Effective Date;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third-party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Licensed Intellectual Property” means the Intellectual Property owned by Persons other than eOne or any of its Subsidiaries to which eOne or any of its Subsidiaries has been granted a license in or to or has otherwise received or acquired any right to Exploit;

“Locked-up Shareholders” means each of the directors and executive officers of eOne;

“LSE” means the London Stock Exchange plc;

“LTIP” means eOne’s long-term incentive plan adopted by the Board on June 27, 2013, approved by Shareholders on June 28, 2013 and as amended on September 27, 2017;

“LTIP Conditional Awards” means the outstanding rights to acquire Common Shares granted under the LTIP with no exercise period;

“Major Properties” means PEPPA PIG; PJ MASKS; BEN & HOLLY’S LITTLE KINGDOM; RICKY ZOOM; and CUPCAKE AND DINO;

“Marketing Period” means the first period of 10 consecutive business days, commencing on the date on which eOne shall have delivered to the Purchaser the Required Information and during which the Marketing Period Conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Effective Time); provided that (i) if at any time eOne is required to deliver unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive earnings, cash flows and changes in equity as of and for the six months ending September 30, 2019 pursuant to the definition of “Required Information”, the Marketing Period shall be deemed not to have started until eOne delivers such financial information; (ii) if the Marketing Period has not ended on or prior to November 26, 2019 and would otherwise include November 27, 2019, November 28, 2019 or November 29, 2019, it shall not be required to be consecutive solely to the extent it would include November 27, 2019, November 28, 2019 or November 29, 2019 and the Marketing Period will be extended by the number of days in such period that would otherwise be included in the Marketing Period; (iii) the Marketing Period will not be deemed to commence if prior to the completion of such 10 consecutive business day period, (A) eOne issues a public statement indicating its intent to restate any of the historical financial statements of eOne comprising all or any portion of the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or eOne has concluded that no restatement shall be required, or (B) eOne’s auditors have withdrawn their opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such opinion is reissued or reaffirmed; and (iv) the Marketing Period shall end on any earlier date that is the date on which all of the Financing is obtained. If eOne in good faith reasonably believes it has provided the Required Information and the other criteria applicable to the “Marketing Period” set out in this definition have been satisfied, it may deliver to the Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case, subject to clause (i) above, the Marketing Period shall be deemed to have commenced on the date specified in that notice unless the Purchaser in good faith reasonably believes eOne has not completed delivery of the Required Information and, within two business days after the delivery of such notice by eOne, delivers a written notice to eOne to that effect (stating with specificity which Required Information the Purchaser reasonably believes eOne has not delivered);

“Marketing Period Conditions” means the conditions set out in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a), 6.2(b) and 6.2(f), other than any such condition to the extent it relates to the Regulatory Approvals;

“Matching Period” has the meaning ascribed thereto in Section 7.1(e)(iii);

“Material Adverse Effect” means any change, effect, event, occurrence or fact or state of facts that, individually or in the aggregate with such other changes, effects, events, occurrences or fact or state of facts is or would be reasonably expected to be material and adverse to the financial condition, business, operations, results of operations, assets, properties, capitalization or liabilities (contingent or otherwise) of eOne and its Subsidiaries taken as a whole, except any such change, effect, event, occurrence or fact or state of facts resulting from or arising in connection with:

(i)	general political, economic or financial conditions in North America, the United Kingdom, Europe or elsewhere;

(ii)	the membership of the United Kingdom in the European Union;

(iii)	the state of (including without limitation, any changes in) credit, banking, currency or capital markets generally in North America, the United Kingdom, Europe or elsewhere;

(iv)	changes in any currency exchange rates, interest rates, monetary policy, or inflation;

(v)	any change in trading price or trading volume of Common Shares;

(vi)	conditions generally affecting the motion picture, film and television production and distribution industry as a whole;

(vii)	changes or proposed changes in Laws or in the interpretation, application or non-application of Laws by Governmental Entities;

(viii)	changes in applicable accounting principles;

(ix)
any act of God or other calamity, national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof), including any such hostilities or attacks on the operations of either eOne or any of its Subsidiaries;

(x)
the announcement or existence of this Agreement and the pendency of the transactions contemplated hereby (including, any litigation or other proceeding in respect of this Agreement or the transactions contemplated hereby), provided that this clause (x) shall not apply to any representation or warranty (or any condition to any Party’s obligation to consummate the Arrangement relating to any such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby;

(xi)
any failure by eOne to meet any public estimates or expectations, including estimates or expectations of eOne’s revenue, earnings or other financial performance or results of operations for any period, or any failure by eOne to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; or

(xii)
any specific action taken by eOne or any of its Subsidiaries that is expressly required to be taken pursuant to this Agreement, or any failures to take an action by eOne or any of its Subsidiaries which is expressly prohibited by this Agreement, or any act or failure to act which the Purchaser has requested in writing, provided that this clause (xii) shall not apply to any representation or warranty (or any condition to any Party’s obligation to consummate the Arrangement relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby,

(A) it being understood that any underlying cause of any change or failure referred to in items (v) or (xi) above may be taken into consideration when determining whether a Material Adverse Effect has occurred, but excluding any underlying cause that is otherwise excluded by the other items above, and (B) provided that (1) any such change, effect, event, occurrence or fact or state of facts referred to in items (i)-(iv) and (vi)-(ix) above does not primarily relate only to (or have the effect of primarily relating only to) eOne and its Subsidiaries taken as a whole, or materially disproportionately affect eOne and its Subsidiaries, taken as a whole, relative to other entities operating in the business or industries in which eOne and its Subsidiaries operate; and (2) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred;

“Material Contract” means any Contract:

(a)
that if terminated or modified or if it ceased to be in effect, would materially impair the ability of eOne (on a consolidated basis) to carry on business in the ordinary course or would have a Material Adverse Effect;

(b)
relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money (in each case whether incurred, assumed, guaranteed or secured by any asset) in excess of £7,500,000 in the aggregate, excluding guarantees or intercompany liabilities or obligations between two or more wholly-owned Subsidiaries of eOne or between eOne and one or more of its wholly-owned Subsidiaries;

(c)	committing eOne or any of its Subsidiaries to a material capital project involving an investment of more than £1,500,000;

(d)	that is a lease or rental agreement pursuant to which eOne or any of its Subsidiaries is required to make aggregate payments in excess of £1,500,000 per year;

(e)
other as contemplated in clause (c) or (d), under which eOne or any of its Subsidiaries is obligated to make or expects to receive payments in excess of (i) £5,000,000 per year of the remaining term or (ii) £15,000,000, in the aggregate, over the remaining term;

(f)
providing for the establishment, investment in, organization, formation, or governance of any joint venture, limited liability company or partnership, in each case in which the interest of eOne or any of its Subsidiaries exceeds £7,500,000;

(g)	that creates an exclusive dealing relationship, provides a right of first offer or refusal or “most favoured nations” protections with respect to pricing to the counterparty of such Contract;

(h)
providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds £7,500,000;

(i)
that limits or restricts in any material respect the ability of eOne or any of its Subsidiaries or affiliates to engage in any line of business (including to sell products or deliver services) or carry on business in any geographic area;

(j)
that is material to the business of eOne and its Subsidiaries, taken as a whole, and (i) requires the consent of any other party to the Contract to, or (ii) may be terminated by any other Party to the Contract as a result of, a change of control of eOne or any of its Subsidiaries, that would be triggered by the Arrangement and the transactions contemplated by this Agreement;

(k)
that is (i) not entered into in the ordinary course of business and relates to the ownership or Exploitation of the Major Properties by eOne or its Subsidiaries, or (ii) that is entered into in the ordinary course of business and is material to the ownership or Exploitation of the Major Properties by eOne or its Subsidiaries;

(l)	that is material to the business of eOne and its Subsidiaries, taken as a whole, and with a Governmental Entity; or

(m)	that constitutes an amendment, supplement, or modification in respect of any of the foregoing;

“Material Subsidiary” means: (i) EOCL; (ii) Audio Network Limited; (iii) the principal wholly-owned subsidiary undertakings listed in note 29 to the audited annual consolidated financial statements for eOne as at and for the fiscal year ended March 31, 2019; and (iv) any other Subsidiary of eOne the total assets of which constitute more than 10% of the consolidated assets of eOne and its Subsidiaries as at March 31, 2019, or the total revenues of which constitute 10% or more of the consolidated revenues of eOne and its Subsidiaries for the fiscal year ended March 31, 2019;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular that is either (a) annual business consistent eOne’s past practice, or (b) agreed to in writing by the Purchaser, acting reasonably;

“Minister” or “Ministers” means the responsible minister or ministers, as applicable, under the Investment Canada Act;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Music” means all musical compositions, sound recordings embodying them and, in each case, any interests therein, together with all copyrights and other rights arising therefrom as to which eOne or any of its Subsidiaries owns or controls any license, right, title or interest;

“No-Action Letter” means a letter from the Commissioner advising the Purchaser and eOne (directly or through either Party’s counsel) in writing that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Non-UK SAYE Awards” means Stock Options, Conditional Awards, International SAYE Options and Elected UK SAYE Options, provided, however, if Section 3.2 of the Plan of Arrangement applies, all UK SAYE Options shall be considered Non-UK SAYE Awards;

“Notes due 2026” means the 4.625% pounds sterling denominated senior secured notes of eOne due July 15, 2026 issued pursuant to that certain indenture dated as of June 25, 2019 among eOne, the guarantors, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent, Deutsche Bank Luxembourg S.A., as transfer agent and registrar, and Wilmington Trust (London) Limited, as security agent;

“OFAC” has the meaning ascribed thereto in Section 3.1(y)(ii);

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;

“Other Merger Control Approvals” means:

(a)
(i) German Merger Control Approval and UK CMA Approval, or (ii) EC Merger Control Approval, or (iii) EC Merger Control Approval and UK CMA Approval, as the case may be, that the Purchaser determines, acting reasonably, are required or advisable in connection with the transactions contemplated by this Agreement;

(b)
approvals under the Antitrust Laws of Australia, Spain and Colombia that the Parties agree, acting reasonably, are required or advisable in connection with the transactions contemplated by this Agreement; and

(c)
approvals under Antitrust Laws worldwide other than the Laws of Canada, the United States or those otherwise set forth in (a) and (b) above  where the failure or failures to obtain such approvals would have a material effect, or impose a material cost or penalty, on eOne or the Purchaser and that the Parties agree, acting reasonably, are required in connection with the transactions contemplated by this Agreement;

“Outside Date” means December 31, 2019, or such later date as may be agreed to in writing by the Parties; provided that any Party may, no later than 5:00 p.m. on the date that is not less than five business days immediately prior to the then Outside Date, elect to extend the Outside Date by delivering a written notice to the other Parties stating that if on the Outside Date, the conditions set forth in Section 6.1(c) (but only as it relates to any Law or order pertaining to a Regulatory Approval) or Section 6.1(d) have not been satisfied or waived but all other conditions to effect the Arrangement set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, which conditions shall be capable of being satisfied on the then Outside Date), then the Outside Date shall be extended by 30 days; provided, further, that (a) there shall be no more than three of such 30-day extensions,(b) a Party shall not be permitted to extend the Outside Date if the failure to satisfy the conditions set forth in Section 6.1(c) (but only as it relates to any Law or order pertaining to a Regulatory Approval) or Section 6.1(d) is primarily the result of such Party’s failure to comply with its covenants in this Agreement, and (c) if the Outside Date occurs during the Marketing Period, the Outside Date shall automatically extend without further action to the first business day following the expiry of the Marketing Period;

“Parties” means eOne, Acquireco and the Purchaser, and “Party” means any of them;

“Payable Common Share Dividend” means the 1.5 pence per Common Share cash dividend payable on September 6, 2019 to Shareholders of record as of July 12, 2019;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Permitted Liens” means, in respect of eOne or any of its Subsidiaries:

(a)
any Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with IFRS;

(b)
Liens arising in the ordinary course of business under Contracts with broadcasters, licensees, production financiers and distributors in favour of such broadcasters, licensees, production financiers and distributors to secure, among other things, covenants, obligations, liabilities, debts and the performance of the obligations of eOne and any of its Subsidiaries to such broadcasters, licensees, production financiers and distributors;

(c)
Liens arising in the ordinary course of business in favour of industry-related guilds, unions, copyright collective societies, author’s rights societies and any other similar union or collective bargaining organization in respect of media productions;

(d)	non-exclusive licenses of non-material Intellectual Property in the ordinary course of business;

(e)	any purchase money security interests, equipment leases or similar financing arrangements in the ordinary course of business;

(f)
immaterial imperfections or immaterial irregularities of title that, in each case, do not adversely affect the use of the properties or assets subject thereto, or otherwise adversely impair the use or business operations of such properties;

(g)	Liens on properties or assets acquired after the date of this Agreement that are existing at the time of such acquisition; or

(h)	Liens listed in Schedule 1.1(a) of the Disclosure Letter;

“Person” includes an individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including any Governmental Entity), syndicate or other entity, whether or not having legal status;

“Phase 2 CMA Reference” means a reference by the United Kingdom Competition and Markets Authority to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

“Plan of Arrangement” means the plan of arrangement of eOne, substantially in the form of Schedule “A”, and any amendments or variations thereto made in accordance with Section 8.4 and the Plan of Arrangement or upon the direction of the Court in the Final Order with the prior written consent of eOne and the Purchaser, each acting reasonably;

“Proposed Agreement” has the meaning ascribed thereto in Section 7.1(a)(v);

“Public Documents” means all public filings by (or on behalf of) eOne since March 31, 2018 pursuant to the Listing Rules issued by the FCA which are available on the regulatory news section of the website of the LSE;

“Real Properties” has the meaning ascribed thereto in Section 3.1(w)(i);

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other domestic and foreign regulatory approvals under any Laws that regulate competition, antitrust, foreign investment and national security (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are required, or advisable, in order to consummate the transactions contemplated by this Agreement, including: Competition Act Approval; HSR Act Approval; Investment Canada Act Approval and the Other Merger Control Approvals;

“Representatives” has the meaning ascribed thereto in Section 7.1(a);

“Required Information” has the meaning ascribed thereto in Section 5.8(a);

“Required Payments” has the meaning ascribed thereto in Section 4.1(f);

“Sanctions” has the meaning ascribed thereto in Section 3.1(y)(ii);

“SAYE Options” means the International SAYE Options and the UK SAYE Options, but excluding any Conditional Awards or Stock Options;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario);

“Securities Laws” means (a) the Securities Act and any other applicable Canadian provincial or territorial securities Laws, and (b) the UK Financial Services and Markets Act 2000;

“Shareholders” means the registered or beneficial holders of Common Shares, as the context requires;

“Shareholder Approval” has the meaning ascribed thereto in Section 2.2(c);

“Sparacio Award” means the conditional share award over 50,000 Common Share granted to Joseph Sparacio on similar terms to an LTIP Conditional Award but not granted under the LTIP, pursuant to the conditional award agreement dated November 22, 2016 between Entertainment One Ltd. and Joseph Sparacio;

“Specified Counterparties” means those Persons listed on Schedule 1.1(b) of the Disclosure Letter.

“Stock Options” means the outstanding options to purchase Common Shares granted under the LTIP, the Throop Option and the Dumont Options, excluding any SAYE Options or Conditional Awards;

“Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of a Subsidiary, and, for the purposes of this Agreement, EOCL and its Subsidiaries shall be deemed to be Subsidiaries of eOne;

“Superior Proposal” means any bona fide, written Acquisition Proposal to acquire not less than all of the outstanding Common Shares or all or substantially all of the consolidated assets of eOne and its Subsidiaries made after the execution of this Agreement by an arm’s length third party or arm’s length third parties acting jointly (other than the Purchaser and Acquireco and any of their respective affiliates) that: (a) did not result from or involve a breach of Section 7.1; (b) the Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be completed without undue delay in accordance with its terms, taking into account, all financial, legal, regulatory and other aspects of such Acquisition Proposal and the identity of the third party or parties making such proposal; (c) is not subject to any financing contingency and in respect of which the Board determines adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (d) is not subject to any due diligence or access condition; and (e) the Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction that is more favorable to the Shareholders from a financial point of view than the Arrangement, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Purchaser pursuant to Section 7.1(e));

“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.1(e)(ii);

“Tangible Assets” means all physical properties of, or relating to, the Library Music or any item of the Library Films, including sheet music, sound recordings, prints, negatives,

duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising and publicity materials, stock footage, trims, tabs, out-takes, cells, drawings, storyboards, models, sculptures, puppets, sketches and continuities; by way of clarification, Tangible Assets includes any and all digital files of or relating to the Library Music or the Library Films;

“Tax Act” means the Income Tax Act (Canada);

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Tender Offer” means one or more tender offers to purchase all or a portion of eOne’s outstanding debt securities and/or one or more consent solicitations regarding certain proposed amendments to the indentures relating to such securities, in each case commenced by either (a) the Purchaser or any of its Subsidiaries or (b) at the reasonable request of the Purchaser, eOne or any of its Subsidiaries;

“Termination Payment” means £29,031,569 in cash;

“Termination Payment Event” has the meaning ascribed thereto in Section 8.3(b);

“Top Customers” has the meaning ascribed thereto in Section 3.1(o);

“Throop Option” means the option to acquire 3,000,000 Common Shares granted by eOne to Darren Throop on similar terms to a Stock Option but not granted under the LTIP;

“Trademarks” means common-law and registered trademarks, service marks, trade dress, brand names, internet domain names, trade names, slogans, URLs, brand designs, brand graphics, logos, rights in characters’ names and other indicia of origin, whether or not registered and the goodwill associated therewith;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code;

“UK CMA Approval” means confirmation having been received in writing by Acquireco from the United Kingdom Competition and Markets Authority (“CMA”) or, as the case may be, the Secretary of State, that the CMA or, as the case may be, the Secretary of State, does not intend to refer the transactions contemplated by this Agreement or any matters arising therefrom for a Phase 2 CMA Reference;

“UKLA” means the UK Listing Authority, which is the FCA acting in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of the United Kingdom;

“UK SAYE” means eOne’s SAYE Share Option Scheme adopted by eOne on September 16, 2015;

“UK SAYE Options” means the outstanding options to purchase Common Shares granted under the UK SAYE, but excluding any Conditional Awards, Stock Options or International SAYE Options; and

“Voting Agreements” means the voting agreements (including all amendments thereto) between the Purchaser, Acquireco and the Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Common Shares in favour of the Arrangement Resolution.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the construction, meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action; Time References; Computation of Time

(a)	If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

(b)	References to time are to local time, Toronto, Ontario.

(c)
A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a business day, or at 5:00 p.m. on the next business day if the last day of the period is not a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to “$” refers to Canadian dollars and “£” refer to U.K. pounds sterling.

1.6	Control

A Person is considered to “control” another Person if: (a) the first Person beneficially owns, or directly or indirectly exercises control or direction over, securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation; or (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership; or (c) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of eOne shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of eOne required to be made shall be made in a manner consistent with IFRS consistently applied.

1.8	Knowledge

(a)
In this Agreement, a reference to “the knowledge of eOne” means (i) for purposes of the representations and warranties contained in Sections 3.1(k) [Intellectual Property; Information Technology; Security and Privacy], the actual knowledge of the President, Film and Television; President, Family Brands; President and Chief Executive Officer; Chief Financial Officer, Chief Corporate Development and Administrative Officer, General Counsel; and Director of Group Finance, and (ii) for all other purposes, the actual knowledge of President and Chief Executive Officer; Chief Financial Officer, Chief Corporate Development and Administrative Officer, General Counsel; and Director of Group Finance, in the case of (i) and (ii), after reasonable inquiry.

(b)	In this Agreement, references to “the knowledge of the Purchaser” means the actual knowledge of the Chairman and Chief Executive Officer; President and Chief

Operating Officer; Executive Vice President and Chief Financial Officer and Executive Vice President, Chief Legal Officer and Corporate Secretary, after reasonable inquiry.

1.9	Statutes

Any reference to a statute refers to such statute and all rules and regulations made or promulgated under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.10	Consent

If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.11	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution

1.12	Subsidiaries

In this Agreement, references requiring eOne to “cause its Subsidiaries” shall mean, in respect of EOCL, that eOne shall exercise any and all rights available to eOne under the EOCL Shareholders Agreement and otherwise use its commercially reasonable efforts to cause EOCL to satisfy the specified obligation or covenant.

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

eOne and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, eOne shall apply to the Court in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the Meeting referred to in Section 2.3(b);

(c)
that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the holders of Common Shares present in person or by proxy at the Meeting voting as a single class (the “Shareholder Approval”);

(d)	that, in all other respects, the terms, conditions and restrictions of the eOne constating documents, including quorum requirements and other matters, shall apply in respect of the Meeting;

(e)	for the grant of Dissent Rights to the Shareholders who are registered Shareholders;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)
that the Meeting may be adjourned or postponed from time to time by the Board subject to the terms of this Agreement without the need for any additional approval of the Court and without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Board may determine is appropriate in the circumstances;

(h)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of eOne, such consent not to be unreasonably withheld, delayed or conditioned;

(i)	that the record date for the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting; and

(j)	an order pursuant to section 133(3) of the CBCA permitting eOne to hold its annual meeting of Shareholders on a date later than September 30, 2019.

2.3	Meeting

Subject to the terms of this Agreement, eOne shall:

(a)
convene and conduct the Meeting in accordance with the Interim Order and applicable Law as soon as reasonably practicable after obtaining the Interim Order, and in any event no later than October 17, 2019 (subject to any adjournments or postponements required or permitted by this Agreement);

(b)
in consultation with the Purchaser fix a record date for the purposes of determining the holders of Common Shares entitled to receive notice of and vote at the Meeting in accordance with the Interim Order;

(c)
except for an adjournment required for quorum purposes (in which case eOne shall reconvene the Meeting at the earliest possible time thereafter) or as required under Section 7.1(k), not adjourn (except as required by Securities Law or a Governmental Entity or, provided such action is not solicited or proposed by eOne or the Board, by valid shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Securities Law or a Governmental Entity or, provided such action is not solicited or proposed by eOne or the Board, a valid shareholder action), postponement or cancellation of) the Meeting without the Purchaser’s prior written consent;

(d)
advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last ten business days prior to the date of the Meeting, as to the aggregate tally of the proxies received by eOne in respect of the Arrangement Resolution;

(e)	allow the Purchaser’s representatives and legal counsel to attend the Meeting;

(f)	not without the prior written consent of the Purchaser, waive the deadline for the submission of proxies by Shareholders for the Meeting;

(g)
promptly advise the Purchaser of any communication (written or oral) from a Shareholder received by eOne in opposition to the Arrangement, written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by eOne in relation to the Arrangement and any withdrawal of Dissent Rights received by eOne and any written communications sent by or on behalf of eOne to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement; and

(h)
(i) solicit proxies in favour of the Arrangement Resolution, against any resolution submitted by any other Shareholder, including, if so requested by the Purchaser, using the services of dealers and proxy solicitation services and permitting the Purchaser to otherwise assist eOne in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Shareholders, provided that eOne shall not be required to continue to solicit proxies in favour of the Arrangement Resolution if a Change in Recommendation has been made in accordance with Section 7.1(e); (ii) provide the Purchaser with copies of or access to information regarding the Meeting generated by any dealer or proxy solicitation services firm; (iii) recommend to holders of Common Shares that they vote in favour of the Arrangement Resolution, provided that eOne shall not be required to continue to recommend to holders of Common Shares that they vote in favour of the Arrangement Resolution if a Change in Recommendation has been made in accordance with Section 7.1(e); and (iv) include in the Circular (A) a copy of the Fairness Opinion, (B) a statement that the Board has unanimously determined (i) after consultation with its financial advisor as to the financial terms of the transaction and legal advisors, that the Consideration per Common Share to be paid to Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Shareholders and (ii) that the Arrangement is in the best interests of eOne, and that the Board unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), and (C) a statement that each director and executive officer of eOne intends to vote all of such Person’s Common Shares (including any Common Shares issued upon the exercise of any SAYE Options or Stock Options or the settlement of Conditional Awards) in favour of the Arrangement Resolution.

2.4	Circular

(a)	As promptly as reasonably practicable following execution of this Agreement eOne shall:

(i)	prepare the Circular together with any other documents required by applicable Laws;

(ii)	file the Circular in all jurisdictions where the same is required to be filed; and

(iii)	mail the Circular as required under applicable Laws and by the Interim Order,

in each case so as to permit the Meeting to be held by the date specified in Section 2.3(a).

(b)
eOne shall ensure that the Circular complies in all material respects with all applicable Laws and the Interim Order and contains sufficient detail to permit the Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Meeting.

(c)
eOne shall ensure that the Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Circular will not contain any misrepresentation (except that eOne shall not be responsible for any information relating to the Purchaser and its affiliates that was provided by the Purchaser).

(d)
The Purchaser shall provide to eOne all information regarding the Purchaser and its affiliates as required by the Interim Order or applicable Laws for inclusion in the Circular or in any amendments or supplements to such Circular. The Purchaser shall ensure that such information does not include any misrepresentation, concerning the Purchaser and the Consideration.

(e)
eOne shall notify the Purchaser promptly of any request from any Governmental Entity relating to the Circular and shall promptly make available to the Purchaser copies of all correspondence between it or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to the Circular.

(f)
The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on the Circular prior to the Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by the Purchaser and its legal counsel, provided that all information relating solely to the Purchaser and its affiliates included in the Circular shall be in form and content satisfactory to the Purchaser, acting reasonably. eOne shall provide the Purchaser with final copies of the Circular prior to the mailing to the Shareholders.

(g)
eOne and the Purchaser shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular as required or appropriate, and eOne shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.5	Preparation of Filings

Subject to Section 5.4, the Purchaser and eOne shall co-operate and use their commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required, or deemed advisable, in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as soon as reasonably practicable after the date of this Agreement and as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws.

2.6	Final Order

If (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Meeting by the Shareholders as provided for in the Interim Order, eOne shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 192 of the CBCA held as soon as reasonably practicable.

2.7	Court Proceedings

Subject to the terms of this Agreement, eOne will diligently pursue and the Purchaser will cooperate with and assist eOne in seeking the Interim Order and the Final Order, including by providing eOne on a timely basis any information reasonably required to be supplied by the Purchaser or Acquireco in connection therewith. eOne will provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. eOne will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by Section 2.3(c) of this Agreement and this Section 2.7 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. eOne shall also provide to the Purchaser’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on eOne in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by eOne indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

eOne will ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Arrangement Agreement and the Plan of Arrangement. In addition, eOne will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that eOne is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Arrangement Agreement and the Plan of Arrangement. eOne will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Arrangement Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, eOne is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Purchaser.

2.8	Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement. On the later of (a) the second business day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6 and (b) the final day of the Marketing Period, in each case unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by eOne with the Director, provided that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the CBCA. The closing of the Arrangement will take place at the offices of Osler, Hoskin & Harcourt LLP, Suite 6300, First Canadian Place, Toronto, Ontario at 8:00 a.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	Payment of Consideration

The Purchaser or Acquireco will immediately prior to the filing by eOne of the Articles of Arrangement deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient cash to: (a) satisfy the aggregate Consideration payable to Shareholders pursuant to Section 3.1(f) of the Plan of Arrangement; and (b) pay the aggregate amount (less any cash held by eOne that can reasonably be used for such purpose) payable by eOne to holders of Non-UK SAYE Awards in consideration for the cancellation of all outstanding Non-UK SAYE Awards in accordance with Sections 3.1(b), 3.1(c) and 3.1(d) of the Plan of Arrangement, in the form of a loan to eOne in accordance with Section 3.1(a) of the Plan of Arrangement.

2.10	Adjustments to Consideration

If, on or after the date of this Agreement and subject in all respects to Section 5.1(b)(vi), eOne sets a record date for any dividend or other distribution on the Common Shares or eOne pays any dividend or other distribution on the Common Shares (other than the Payable Common Share Dividend): (i) to the extent that the amount of such dividends or distributions per Common Share does not exceed the Consideration per Common Share, the Consideration per Common Share shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Common Share exceeds the Consideration per Common Share, such excess amount shall be placed in escrow (having terms and conditions established by the Purchaser in its sole discretion) for the account of the Purchaser or another Person designated by the Purchaser.

2.11	Announcement and Shareholder Communications

The initial press release regarding this Agreement, the Arrangement and the transactions contemplated by this Agreement shall be a joint press release to be agreed upon by the Purchaser and eOne, each acting reasonably. Thereafter, none of Parties shall, and none of the Parties shall permit any of their respective affiliates to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Arrangement or the other transactions contemplated by this Agreement without first consulting with the Purchaser, in the case of a proposed announcement or statement by eOne or its Subsidiaries, or eOne, in the case of a proposed announcement or statement by the Purchaser or any of its affiliates and, in each case, providing the Purchaser or eOne, as applicable, a reasonable opportunity to comment; provided, however that the restrictions set forth in this Section 2.11 will not apply to any release or public statement made or proposed to be made by eOne in connection with a Change in Recommendation that has been made in accordance with Section 7.1(e); provided, further, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Law, and if such disclosure is required and the other Party has not reviewed or commented on such disclosure, the Party or such affiliate making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from (i) making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with the most recent press releases, public disclosures or public statements made by the Parties, or (ii) making this Agreement and the schedules or exhibits attached hereto (which, for greater certainty, shall not include the Disclosure Letter) available to the public, whether by publishing on a website, filing with Governmental Entities or mailing to a Party’s shareholders.

2.12	Withholding Taxes

The Purchaser, Acquireco, eOne and the Depositary shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any former Shareholder such amounts as the Purchaser, Acquireco, eOne or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13	List of Shareholders

At the reasonable request of the Purchaser from time to time, eOne shall provide the Purchaser with a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares, with a list of the names and addresses and holdings of all Persons having rights issued by eOne to acquire Common Shares (including holders of Stock Options, SAYE Options and Conditional Awards), a list of participants and book-based nominee registrants and a list of non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings of Common Shares. eOne shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.

2.14	Guarantee of the Purchaser

The Purchaser hereby unconditionally, absolutely and irrevocably guarantees in favour of eOne the due and punctual performance by Acquireco of each and every of Acquireco’s covenants, obligations and undertakings under this Agreement and the Plan of Arrangement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EMMY

3.1	Representations and Warranties

Except as disclosed in the Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made) or, other than in the case of the representations and warranties contained in Section 3.1(a) [Organization and Qualification], Section 3.1(b) [Authority Relative to this Agreement], Section 3.1(c) [No Conflict; Required Filings and Consent], Section 3.1(g)(i) [Capitalization and Listing], Section 3.1(aa) [Opinion and Board Approval] and Section 3.1(bb) [Brokers], the Public Documents (excluding any cautionary language, forward looking statements, description of risk factors or similar language contained therein), eOne hereby represents and warrants to the Purchaser and Acquireco as follows, and acknowledges that the Purchaser and Acquireco are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. eOne is duly incorporated and validly existing under the CBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. eOne is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement. True and complete copies of the articles of amalgamation and by-laws in effect as of the date of this Agreement of eOne have been disclosed in the Data Room and no action has been taken by eOne or the Board to amend or supersede such documents.

(b)
Authority Relative to this Agreement. eOne has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by eOne and the consummation by eOne of the transactions contemplated by this Agreement have been duly authorized by the Board and no other corporate proceedings on the part of eOne are necessary to authorize this Agreement other than obtaining the Shareholder Approval and the Final Order. This Agreement has been duly executed and delivered by eOne and constitutes a valid and binding obligation of eOne, enforceable by the Purchaser and Acquireco against eOne in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. Except as otherwise disclosed in Schedule 3.1(c) of the Disclosure Letter and subject to the receipt of the Competition Act Approval, HSR Act Approval, Investment Canada Act Approval and the Other Merger Control Approvals, the execution and delivery by eOne of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of or default under any provision of the constating documents of eOne or those of any of the Material Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement, will not: (A) violate, conflict with or result in a breach of or default under: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which eOne or any of its Subsidiaries is a party or by which eOne or any of its Subsidiaries is bound; or (ii) any Law to which eOne or any of its Subsidiaries is subject or by which eOne or any of its Subsidiaries is bound; (B) give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any rights or obligation or the loss of any benefit under any Contract, indenture, deed of trust, mortgage, bond, instrument or Authorization, license or permit to which eOne or any of its Subsidiaries is a party; or (C) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation or require any consent or other action by any Person, under any such Contract, indenture, deed of trust, mortgage, bond, instrument or Authorization, or result in the imposition of any encumbrance, charge or Lien upon any of eOne’s assets or the assets of any of eOne’s Subsidiaries. Other than the Interim Order, the Final Order, the filing of the Articles of Arrangement, the Competition Act Approval, the HSR Act Approval, the Investment Canada Act Approval and the Other Merger Control Approvals, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of eOne or any of its Subsidiaries for the consummation by eOne of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement.

(d)
Subsidiaries. eOne does not have Material Subsidiaries other than those listed in Schedule 1.1 of the Disclosure Letter or any material shareholding or similar interest in any Person other than those listed on Schedule 3.1(d) of the Disclosure Letter. Each Material Subsidiary of eOne is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization. Each Material

Subsidiary of eOne has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.1(d) of the Disclosure Letter, eOne beneficially owns, directly or indirectly, all of the issued and outstanding shares of capital of, or other equity or voting interests in, each of the Material Subsidiaries. Except in respect of the pledge of shares pursuant to the Credit Agreement and except as disclosed on Schedule 3.1(d) of the Disclosure Letter, all of the outstanding shares in the capital of, or other equity or voting interests in, each of the Material Subsidiaries: (a) are validly issued, fully-paid and non-assessable (in the case of a Material Subsidiary that is a corporation) and all such shares or other equity or voting interests are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever; (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or other equity or voting interests; and (c) were not issued in violation of any Laws or pre-emptive rights. True and complete copies of the constating documents of each Material Subsidiary, including the EOCL Shareholders’ Agreement, have been disclosed in the Data Room and no action has been taken to amend or supersede such documents.

(e)	Compliance with Laws; Constating Documents.

(i)
The operations of eOne and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of eOne or of any of its Subsidiaries and none of eOne or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement.

(ii)
None of eOne nor any of the Material Subsidiaries is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documentation in any material respect.

(f)
Company Authorizations. eOne and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of eOne and its Subsidiaries, on a consolidated basis, or otherwise in connection with the material business or operations of eOne or its Subsidiaries in material compliance with all applicable Laws and such Authorizations are in full force and effect. eOne and its Subsidiaries have complied in all material respects with and are in material compliance with all Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of eOne, threatened, regarding any such Authorizations, which, if successful, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement. None of eOne or any of its Subsidiaries or, to the knowledge of eOne, any of their respective officers or directors has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Arrangement and the transactions contemplated by this Agreement and all such Authorizations continue to be effective in order for eOne and its Subsidiaries to continue to conduct the business, taken as a whole, as currently conducted. To the knowledge of eOne, no Person other than eOne or a Subsidiary thereof owns or has any material proprietary, financial or other interest (direct or indirect) in any such Authorizations.

(g)	Capitalization and Listing.

(i)
The authorized share capital of eOne consists of an unlimited number of Common Shares. As at the date of this Agreement: (A) 498,039,855 Common Shares are validly issued and outstanding as fully-paid and non-assessable shares of eOne; (B) 12,059,275 Stock Options providing for the issuance of 12,059,275 Common Shares upon the exercise thereof are outstanding; (C) 525,803 International SAYE Options providing for the issuance of 525,803 Common Shares upon the exercise thereof are outstanding; (D) 326,152 UK SAYE Options providing for the issuance of 326,152 Common Shares upon the exercise thereof are outstanding; and (E) Conditional Awards providing for the issuance of 7,469,796 Common Shares upon the settlement thereof are outstanding. In addition, as of the date hereof, eOne has issued and outstanding £425,000,000 aggregate principal amount of the Notes due 2026. All outstanding Common Shares are, and all Common Shares issuable upon the exercise of the Stock Options or SAYE Options or settlement of Conditional Awards in accordance with their terms, upon issuance, will be, validly issued as fully-paid and non-assessable and will not be subject to or issued in violation of any pre-emptive or similar rights. Except for the Stock Options, SAYE Options and Conditional Awards (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of eOne or any of its Subsidiaries to issue or sell any securities or other equity or voting interests of eOne or of any of its Subsidiaries or securities or other equity or voting interests or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any equity securities or other equity or voting interests of eOne or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of eOne or any of its Subsidiaries based upon the book value, income or any other attribute of eOne or any of its Subsidiaries, and

(y) except for the pre-emptive rights granted under the articles of amendment of eOne, no Person is entitled to any pre-emptive or other similar right granted by eOne or any of its Subsidiaries.

(ii)	The Common Shares are listed on the premium segment of the Official List of the UKLA and admitted to trading on the Main Market of the LSE, and are not listed or quoted on any other market.

(iii)
Schedule 3.1(g)(iii) of the Disclosure Letter sets forth a schedule, as of the date hereof, of all outstanding grants to holders of Stock Options, SAYE Options and Conditional Awards and, as applicable the number, exercise price, date of grant and, to the extent to which any Stock Options or SAYE Options are vested and exercisable (in the case of SAYE Options, on an aggregate basis).

(iv)
As of the date hereof, there are no outstanding obligations of eOne or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or any securities or interests in any of its Subsidiaries or qualify securities for public distribution in the United Kingdom or elsewhere, or, other than the Voting Agreements, with respect to the voting or disposition of any securities of eOne or any of its Subsidiaries.

(v)
There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of eOne or any of its Subsidiaries or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Shareholders on any matter.

(vi)	Neither eOne nor any of its Subsidiaries is a reporting issuer under Securities Laws in any province or territory of Canada.

(h)
Shareholder and Similar Agreements. Except for EOCL, none of eOne or any of its Material Subsidiaries is a party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of, or other equity or voting interest in, eOne or any of its Material Subsidiaries. Schedule 3.1(h) of the Disclosure Letter sets out a list of any shareholder, pooling, voting trust or other similar agreement in respect of the Subsidiaries with non-controlling interests listed in note 31 of the audited annual consolidated financial statements for eOne as at and for the fiscal year ended March 31, 2019.

(i)	Financial Statements and Reports.

(i)
Since March 31, 2017, eOne has timely filed with all applicable Governmental Entities true and complete copies of the Public Documents that eOne is required to file therewith. Public Documents at the time filed complied in all material respects with the requirements of applicable Securities Laws. No Subsidiary of eOne is required to file or furnish any report, schedule, form, statement or other document with any Governmental Entity in respect of any applicable Securities Laws.

(ii)
The audited annual consolidated financial statements for eOne as at and for the fiscal year ended March 31, 2019 including the notes thereto and the report by auditors thereon have been, and all financial statements of eOne which are publicly disseminated by eOne in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of eOne and its Subsidiaries as of the date thereof and for the periods covered thereby (except as may be indicated expressly in the notes thereto).

(iii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of eOne or any of its Subsidiaries with unconsolidated entities or other Persons.

(iv)
The financial books, records and accounts of eOne and each of its Subsidiaries (since organized or acquired by eOne, directly or indirectly): (A) have been maintained, in all material respects, in accordance with IFRS, and (B) accurately and fairly reflect the basis for eOne’s financial statements.

(v)
The management of eOne has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by eOne in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by eOne in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to eOne’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(vi)
None of eOne, any of its Subsidiaries or, to the knowledge of eOne, any director, officer, employee, auditor, accountant or representative of eOne or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of eOne or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that eOne or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board.

(j)
Undisclosed Material Liabilities. Except: (i) as disclosed or reflected in the audited annual consolidated financial statements of eOne as at and for the fiscal year ended March 31, 2019; and (ii) for liabilities and obligations: (A) incurred in the ordinary course of business and consistent with past practice since March 31, 2019; or (B) pursuant to the terms of this Agreement (and which do not arise out of a breach by eOne of any representation or warranty herein), eOne has not incurred any material liabilities of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not such liabilities would be required in accordance with IFRS to be reflected on a consolidated balance sheet of eOne as of the date hereof.

(k)	Intellectual Property; Information Technology; Security and Privacy

(i)
In respect of any applications or registrations relating to eOne Intellectual Property in Canada, the United States, the United Kingdom and elsewhere (including registrations with any Governmental Entity or any domain name registrar or similar authority), all steps have been taken, including payment of fees and timely filing of documentation, that are necessary to obtain valid and enforceable registrations and to maintain such registrations and applications in good standing to the extent such eOne Intellectual Property is still in use by eOne or its Subsidiaries as of the date of this Agreement, except where the failure to take such steps could not reasonably be expected to have a Material Adverse Effect. There are no material proceedings, claims or challenges that cause or would cause any registered eOne Intellectual Property to be invalid or unenforceable, and neither eOne nor any of its Subsidiaries has received any notice in writing or subsequent correspondence from any Person since January 1, 2017 bringing or threatening to bring such material actions.

(ii)
Except as set out in Schedule 3.1(k)(ii) of the Disclosure Letter, eOne or one of its wholly-owned Subsidiaries is the sole legal and beneficial owner of, and owns all right, title and interest in: (x) all Intellectual Property relating to the Major Properties, and (y) all other eOne Intellectual Property that is material to the business of eOne and its Subsidiaries as a whole, in respect of each of (x) and (y), free and clear of all Liens or other adverse claims or interests of any kind or nature, except for Liens that in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

(iii)
eOne or one of its Subsidiaries has lawfully acquired the right(s) to use (and otherwise Exploit) the Licensed Intellectual Property in the manner in which it has been used and is currently being used by eOne or any of its Subsidiaries and in the manner currently contemplated to be used in the future.

(iv)
eOne or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use (and otherwise Exploit) in the manner that eOne and its Subsidiaries currently use all material Intellectual Property used or held for use in the business of eOne and its Subsidiaries.

(v)
The conduct of the businesses of eOne and its Subsidiaries including the use of any of eOne Intellectual Property does not misappropriate, infringe upon or breach the Intellectual Property rights of any other Person, and neither eOne nor any of its Subsidiaries has received any notice asserting any misappropriation, infringement or breach of third-party Intellectual Property, except where such misappropriation, infringement or breach could not reasonably be expected to have a Material Adverse Effect. To the knowledge of eOne, there are no claims, actions, proceedings or investigations pending that are material to the business of eOne and its Subsidiaries, taken as a whole, in which eOne or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any eOne Intellectual Property.

(vi)
eOne and its Subsidiaries have taken commercially reasonable steps to protect the eOne Intellectual Property in the Major Properties and all other material eOne Intellectual Property. No current or former director, shareholder, officer or employee of eOne or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own, license or retain any material proprietary rights in any eOne Intellectual Property.

(vii)
It is the practice of eOne and its Subsidiaries that each employee, consultant and/or independent contractor of eOne and its Subsidiaries who contributes to the creation, production or development of any Intellectual Property for or on behalf of eOne or any of its Subsidiaries to execute an agreement fully assigning and transferring to eOne or its Subsidiaries all of the rights of the employee or independent contractor in developed Intellectual Property, and/or, if effective under applicable Law, a “work made for hire” provision, in each case other than where such assignment or transfer occurs by operation of Law.

(viii)
eOne and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the trade secrets and confidential information owned and controlled by eOne or any of its Subsidiaries that are material to eOne and its Subsidiaries, taken as a whole.

(ix)
The consummation of the transactions contemplated by this Agreement will not (A) restrict, limit, invalidate, result in the loss of or otherwise adversely affect any right, title or interest of eOne or any of its Subsidiaries in any eOne Intellectual Property relating to the Major Properties or any other eOne Intellectual Property that is material to the business of eOne and its Subsidiaries as a whole nor its existing rights to use (or Exploit) any Licensed Intellectual Property relating to the Major Properties or any other Licensed Intellectual Property that is material to the business of eOne and its Subsidiaries as a whole; (B) grant or require eOne or any of its

Subsidiaries to grant to any Person any rights with respect to any eOne Intellectual Property relating to the Major Properties or any other eOne Intellectual Property that is material to the business of eOne and its Subsidiaries as a whole; (C) subject eOne or any of its Subsidiaries to any material increase in royalties or other payments under any Contract relating to eOne Intellectual Property or Licensed Intellectual Property; or (D) materially diminish any royalties or other payments to which eOne or its Subsidiaries would otherwise be entitled under any Contract relating to eOne Intellectual Property.

(x)
With respect to the Library Music and each Library Film, eOne or its Subsidiaries own, control or have access to all material Tangible Assets in the media and formats necessary for the Exploitation of that Music and those Films in all material respects in the manner that such Music and Films are currently being Exploited by eOne or its Subsidiaries (and such material Tangible Assets have been properly stored in accordance with prudent standards in the music, media, motion picture, television and entertainment industry, and are in a commercially reasonable condition).

(xi)
None of eOne nor any of its Subsidiaries have received any notice of claims for a termination or reversion of any rights in Licensed Intellectual Property assigned to or licensed to eOne or any of its Subsidiaries that is embodied in any material Film or any material component of any Film, except for notices or claims that in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

(xii)
All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of eOne and its Subsidiaries, as currently conducted (collectively, the “eOne IT Systems”), have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry standards to ensure proper operation, monitoring and use. The eOne IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of eOne and its Subsidiaries in all material respects. eOne and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of eOne and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of eOne and its Subsidiaries.

(xiii)	None of eOne or any of its Subsidiaries use any third-party software in the normal course of business which is not commercially available.

(xiv)
To the knowledge of eOne, since January 1, 2017 there has not been any unauthorized access to, or disclosure of, any data in the eOne Intellectual Property that is material to the business of eOne and its Subsidiaries, taken as a whole, and contained in any database used or maintained by eOne or its Subsidiaries.

(xv)
eOne has established and is in material compliance with a written information security program or programs covering eOne and its Subsidiaries in all territories in which it operates that: (A) includes reasonable safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary eOne Data; and (B) is designed to protect against unauthorized access to the eOne IT Systems and eOne Data.

(xvi)
eOne and its Subsidiaries have at all times complied, and are now in compliance, in all material respects, with all applicable Laws, (including GDPR, to the extent it applies, and all applicable direct marketing, automated decision-making and advertising laws, guidelines and industry standards) as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by eOne or its Subsidiaries. eOne and its Subsidiaries have appropriate data protection, privacy and data retention policies in place, the details of which are fairly disclosed in the Data Room. No actions are pending or, to the knowledge of eOne, threatened against eOne or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information rights.

(l)	Employment Matters.

(i)
Except as would not reasonably be expected to have a Material Adverse Effect, eOne and its Subsidiaries are in compliance with applicable Laws respecting employment, including pay equity, employment standards, immigration, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws.

(ii)
Other than as set out in Schedule 3.1(l)(ii) of the Disclosure Letter, no employee of eOne with a base salary in excess of US$350,000 per annum has any agreement as to length of notice or severance payment required to terminate his or her employment other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(iii)
Except as provided in this Agreement or as set out in Schedule 3.1(l)(iii) of the Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not: (A) result in any material payment (including bonus, change of control, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the eOne employees or employees of any of eOne’s Subsidiaries, or result in an employee having an entitlement to such payments upon resignation; (B) materially increase the compensation or benefits otherwise payable to any eOne employee or employee of any of eOne’s Subsidiaries; or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any equity incentive plan (except for outstanding SAYE Options, Stock Options and Conditional Awards).

(iv)
Other than as set out in Schedule 3.1(l)(iv) of the Disclosure Letter and in respect of any industry-related guilds and unions, copyright collective societies and author’s rights societies or guilds, unions or societies engaged by eOne or any of its Subsidiaries, none of eOne or any of its Subsidiaries (A) is a party to any collective bargaining agreement with respect to any eOne employee or employee of any of eOne’s Subsidiaries or any Contract with any employee association, or (B) is subject to any application for certification or recognition or, to the knowledge of eOne, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of eOne or any of its Subsidiaries by way of certification, interim certification, voluntary recognition or succession rights. There is no material labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of eOne threatened against eOne or any of its Subsidiaries and no such event has occurred within the last three years.

(v)
None of eOne or any of its Subsidiaries are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of eOne, threatened against eOne or any of its Subsidiaries and no such event has occurred within the last three years.

(vi)
No trade union has applied to have eOne or any of its Subsidiaries declared a common or related employer pursuant to the Labour Relations Act, 1995 (Ontario) or any similar legislation in any jurisdiction in which eOne or any of its Subsidiaries carries on business.

(vii)
None of eOne or any of its Subsidiaries is subject to any current, pending or, to the knowledge of eOne, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for such claims, complaints or proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(viii)
Except as would not be material to eOne and its Subsidiaries, taken as a whole, each independent contractor or consultant engaged by eOne or its Subsidiaries has been properly classified by the applicable entity as an independent contractor. None of eOne or its Subsidiaries have received any notice in the past three years from any Governmental Entity or other Person disputing such classification.

(ix)
To the knowledge of eOne, except as would not reasonably be expected to have a Material Adverse Effect, eOne investigated (in accordance with applicable Law) all workplace harassment (including sexual harassment) and workplace violence allegations and claims of which eOne is aware relating to current and former employees of eOne and its Subsidiaries. eOne does not reasonably expect any material liability with respect to such allegations.

(x)
Each material Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code.

(xi)
Neither eOne nor any of its ERISA Affiliates sponsors, maintains or contributes to any Benefit Plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or is subject to Title IV of ERISA.

(xii)
Neither the execution, delivery and performance by eOne of this Agreement nor the consummation of the transactions contemplated hereby will, directly or in combination with other events result in the receipt of an amount, economic benefit or other entitlement that could constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code by any “disqualified individual” (as defined in Section 280G(c) of the Code). No Benefit Plan provides for and no eOne employee is entitled to any tax “grossup” or similar “make-whole” payments, including under Section 409A or 4999 of the Code or other similar Laws.

(m)
Participations; Residuals; Other Obligations. Other than as set out in Schedule 3.1(m), with respect to each Film, eOne and its Subsidiaries, as applicable, have timely paid (or have accrued as a current liability on their financial statements in accordance with IFRS) or performed, as applicable, the following: (i) all amounts due and payable by or on behalf of such parties, if any, under all applicable collective bargaining agreements with any union or guild or any other similar contract by reason of any past or current television re-runs or theatrical, home video, television or other exhibitions or Exploitations or any so called “separation of rights” or similar provisions in any of the foregoing contracts; and (ii) all non-monetary obligations required to be performed or fulfilled by eOne or any of its Subsidiaries, in each case except as would not reasonably be expected to have a Material Adverse Effect. No participation with respect to any Film is subject to acceleration in any manner whatsoever as a result or by reason of the Arrangement or the transactions contemplated by this Agreement.

(n)
Absence of Certain Changes or Events. Since March 31, 2019, except as disclosed in Schedule 3.1(n), (1) there has not been any Material Adverse Effect to the date of this Agreement, and (2) except as contemplated by this Agreement:

(i)	eOne and its Subsidiaries have conducted their business (taken as a whole) in all material respects in the ordinary course consistent with past practice;

(ii)	there has not been any acquisition or disposition by eOne or any of its Subsidiaries of any property or assets material to eOne and its Subsidiaries, taken as a whole;

(iii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect has been incurred by eOne or any of its Subsidiaries;

(iv)	there has not been any material change in the accounting practices used by eOne and its Material Subsidiaries;

(v)
there has not been any material increase in the salary, bonus or other remuneration payable by eOne or any of its Subsidiaries to any of their respective directors or executive officers, and there has not been any material amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award or any grant to any such director or executive officer or any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or executive officers;

(vi)
other than the Payable Common Share Dividend, there has not been any redemption, repurchase, or other acquisition of Common Shares by eOne, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares; and

(vii)
there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in eOne’s audited annual consolidated financial statements for eOne as at and for the fiscal year ended March 31, 2019.

(o)
Top Customers. Schedule 3.1(o) of the Disclosure Letter sets forth a true and complete list of the 10 largest customers (measured by total amounts receivable in dollars) of the consolidated business of eOne and its Subsidiaries as at March 31, 2019 and March 31, 2018 (the “Top Customers”). In the past three years, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Top Customers has (i) terminated or reduced, or given notice of its intention to terminate or reduce, its business with eOne or any of its Subsidiaries, or (ii) to the knowledge of eOne, threatened to do any of the foregoing.

(p)
Litigation. Except as set forth in Schedule 3.1(p) of the Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute, settlement procedure or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal, or criminal, administrative or investigative matter or proceeding or investigation pending or, to the knowledge of eOne, threatened against or involving eOne or any of its Subsidiaries, the business of eOne or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(q)	Taxes.

(i)
Each of eOne and the Material Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and eOne and each of its Material Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law.

(ii)
Each of eOne and its Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(iii)
No deficiencies exist or have been asserted with respect to Taxes of either eOne or any of its Subsidiaries which would have, or reasonably could be expected to have, a Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(iv)
Since the publication date of the most recently published consolidated financial statements of eOne and its Subsidiaries, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(v)
There are no material actions, claims, suits, audits, investigations, examinations, assessments, reassessments or other proceedings in progress or, to the knowledge of eOne, asserted or threatened against eOne or any of its Subsidiaries in respect of Taxes and, in particular, there are no currently outstanding reassessments, deficiencies, claims or written enquiries which have been issued by any Governmental Entity to eOne or any of its Subsidiaries in respect of Taxes.

(vi)
There are no currently effective elections, arrangements, agreements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return or any payment of Taxes by eOne or any of its Subsidiaries.

(vii)
Neither eOne nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services of material value to or acquired any property or services of material value from a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(viii)
eOne and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting material intercompany transactions at arm’s length.

(ix)
There are no circumstances existing which could result in, and no circumstances have existed that have resulted in, the application of sections 17, 78, 79, or 80 to 80.04 of the Tax Act or any equivalent provision under any other applicable Law, to eOne or any of its Subsidiaries.

(x)
No claim has been made by any Governmental Entity in a jurisdiction where eOne or any of its Subsidiaries does not file Tax Returns that eOne, or any of its Subsidiaries, is or may be subject to material Tax by, or is or may be required to file Tax Returns in, that jurisdiction.

(xi)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of eOne or any of its Subsidiaries.

(xii)
None of eOne’s Subsidiaries that are subject to U.S. Federal income taxation have been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the past two years.

(xiii)
Neither eOne nor any of its Subsidiaries has any liability for the Taxes of any Person (other than eOne or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial or foreign Law) or (B) is a party to or bound by any Tax sharing agreement or indemnity agreement (other than any credit agreement, lease, supply agreement, management services agreement or other commercial agreement, each of which was entered into in the ordinary course and the principal purpose of which is not to govern the sharing of Taxes).

(xiv)	The Common Shares are not registered in a register kept in the United Kingdom by or on behalf of eOne.

(r)
Books and Records. The corporate records and minute books of eOne and the Material Subsidiaries have been maintained in accordance with all applicable Laws and the minute books of eOne and the Material Subsidiaries are complete and accurate in all material respects.

(s)
Insurance. Schedule 3.1(s) of the Disclosure Letter lists all material insurance policies maintained by or on behalf of eOne and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect and eOne and its Subsidiaries are in compliance in all material respects with the terms and provisions of such policies. Since March 31, 2017: (i) eOne and its Subsidiaries have not received any written or, to the knowledge of eOne, oral notice of cancellation or nonrenewal of any such policy or arrangement, other than in connection with the normal renewal process, nor is the termination of any such policies, to the knowledge of eOne, threatened; and (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements.

(t)
Non-Arm’s Length Transactions. Other than as set out in Schedule 3.1(t) of the Disclosure Letter and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, eOne or any of its Subsidiaries or holder of record or beneficial owner of 3% or more of the Common Shares, or, to the knowledge of eOne, associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with eOne or any of its Subsidiaries.

(u)	Benefit Plans.

(i)	Schedule 3.1(u) of the Disclosure Letter contains a true and complete list of all material Benefit Plans.

(ii)
Neither eOne nor any of its Subsidiaries have any material liability with respect to the provision of post-retirement life, health, medical or other welfare benefits to their current or former employees (or beneficiaries or dependents thereof).

(iii)
Neither eOne nor any of its Subsidiaries has any liability in respect of any defined benefit pension scheme and, to the knowledge of eOne, there is no fact or circumstance which could give rise to such a liability.

(iv)
Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (A) each Benefit Plan has been operated by eOne and its Subsidiaries in accordance with its terms and any Laws; and (B) all contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made. All obligations in respect of each Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for eOne as at and for the fiscal year ended on March 31, 2019, including the notes thereto and the report by eOne’s auditors thereon.

(v)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect:

(i)	all facilities and operations of eOne and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)	eOne and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to conduct their respective business as they are now being conducted; and

(iii)
to the knowledge of eOne, eOne and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	Title to Properties.

(i)
The properties and property interests set forth in Schedule 3.1(w)(i) of the Disclosure Letter comprise all of the material land and buildings owned, leased, controlled, occupied or used by eOne and its Subsidiaries (“Real Properties”) or in relation to which eOne or its Subsidiaries has any material right, interest or liabilities.

(ii)
Neither eOne nor any of its Subsidiaries owns any real property, including by way of any freehold or fee simple title, and there are no agreements, undertakings or other documents to acquire any such title, right or interest in any such owned real property.

(iii)
Either eOne or one of its Subsidiaries has good and valid title to each of the Real Properties and is the sole legal and beneficial owner of, and/or holder of a valid leasehold interest in or otherwise entitled to, each of the Real Properties. All such Real Properties are free and clear of all Liens other than Permitted Liens.

(iv)
eOne and each of its Subsidiaries has complied in all material respects with the terms of all Real Property leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and unamended. There exists no default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default under any lease which would give the lessor the right to terminate the lease, charge any increased rent or require any penalty or similar payment, subject to all rights to cure under such leases and eOne and each of its Subsidiaries enjoys all public and private rights necessary for peaceful and undisturbed possession under all such leases, except for defaults, events, occurrences, conditions, acts or failure to enjoy peaceful and undisturbed possession that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

(x)
Material Contracts. Schedule 3.1(x) of the Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof. True and complete copies of all Material Contracts have been provided to the Purchaser in the Data Room. eOne and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither eOne nor any of its Subsidiaries is in material breach or default under any Material Contract to which it is a party or bound, nor does eOne have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of eOne, there is no material breach or default under (nor, to the knowledge of eOne, does there exist any condition which with the passage of time of the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by eOne (or a Subsidiary of eOne, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to the general principles of equity) and are the product of fair and arm’s length negotiations between the parties thereto. eOne has not received any written notice or, to the knowledge of eOne, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with eOne or any of its Subsidiaries, and, to the knowledge of eOne, no such action has been threatened.

(y)	Corrupt Practices; Sanctions.

(i)
eOne and each of its Subsidiaries have complied with and are in compliance with all applicable Anti-Corruption and Anti-Bribery Laws. None of eOne or any of its Subsidiaries or any director, officer or, to the knowledge of eOne, employee or agent of eOne or any of its Subsidiaries has made or received any payment, gift, contribution or expenditure in violation of applicable Anti-Corruption and Anti-Bribery Laws. Neither eOne nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Anti-Corruption and Anti-Bribery Laws. eOne has not received written notice from any Governmental Entity advising that eOne or any of its Subsidiaries is under investigation, examination or review by such Governmental Entity for failure to comply with any applicable Anti-Corruption and Anti-Bribery Laws.

(ii)
Neither eOne nor any of its Subsidiaries nor any director, officer or, to the knowledge of eOne, any agent, employee, Representative or Affiliate of eOne or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation of sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the Bureau of Industry Security of the United States Department of Commerce, any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the

Iran Sanctions Act, the Special Economic Measures Act (Canada), the Freezing of Assets of Corrupt Foreign Officials Act (Canada) or any other applicable Law of similar effect and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”). None of eOne, any of its Subsidiaries or any director, officer or, to the knowledge of eOne, agent, employee, Representative or Affiliate of eOne or any of its Subsidiaries is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC. Neither eOne nor any of its Subsidiaries has any assets, employees or offices in, and is not organized under the laws of any of Cuba, Iran, Sudan, Syria, North Korea or Crimea.

(iii)
eOne and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption and Anti-Bribery Laws in each jurisdiction in which eOne and its Subsidiaries operate.

(z)	Stock Exchange Compliance. eOne is in compliance in all material respects with the Listing Rules and Disclosure and Transparency Rules issued by the FCA.

(aa)
Opinion and Board Approval. The Board has received the Fairness Opinion. The Board has unanimously determined, (i) after consultation with its financial advisor as to the financial terms of the transaction and legal advisors, that the Consideration per Common Share to be paid to Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Shareholders, and (ii) that the Arrangement is in the best interests of eOne, and the Board has unanimously resolved to recommend that the Shareholders vote in favour of the Arrangement.

(bb)
Brokers. Except for the fees to be paid to the Financial Advisor pursuant to its engagement letter with eOne, a true and complete copy of which has been delivered to the Purchaser, none of eOne, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other Person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

3.2	No Other Representations and Warranties

Except for the representations and warranties expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement, the Purchaser and Acquireco hereby acknowledge that neither eOne nor any other Person on its behalf, has made or is making any other express or implied representation or warranty.

3.3	Survival of Representations and Warranties

The representations and warranties of eOne contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Representations and Warranties

The Purchaser hereby represents and warrants to eOne as follows, and acknowledges that eOne is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. Each of the Purchaser and Acquireco is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Each of the Purchaser and Acquireco is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, impair in any material respect the ability of the Purchaser and Acquireco to perform their respective obligations under this Agreement or to consummate the Arrangement and pay the aggregate Consideration, or prevent or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement.

(b)
Authority Relative to this Agreement. Each of the Purchaser and Acquireco has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into it hereunder and, subject to the Final Order, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Purchaser and Acquireco and the consummation by the Purchaser and Acquireco of the transactions contemplated by this Agreement (including the Arrangement and the Debt Financing) and the agreements and other documents to be entered into by it hereunder and thereunder have been duly authorized by the board of directors of the Purchaser and Acquireco and no other corporate proceedings on the part of the Purchaser or Acquireco are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Purchaser and Acquireco and constitutes a valid and binding obligation of each of the Purchaser and Acquireco, enforceable by eOne against each of the Purchaser and Acquireco in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. The execution and delivery by the Purchaser and Acquireco of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of any provision of the constating documents of the Purchaser or Acquireco. Other than the Interim Order, the Final Order, the filing of the Articles of Arrangement, the Competition Act Approval, the HSR Act Approval, the Investment Canada Act Approval and the Other Merger Control Approvals, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of the

Purchaser or Acquireco or any of their Subsidiaries for the consummation by the Purchaser or Acquireco of their obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transaction contemplated by this Agreement.

(d)	Ownership of Acquireco. The Purchaser is the registered and beneficial owner of all of the outstanding securities of Acquireco.

(e)
Available Funds. Assuming the satisfaction of the conditions to the Arrangement as set out in this Agreement, the Purchaser and Acquireco will have at the Effective Time sufficient funds available to consummate the Arrangement and pay the aggregate Consideration and other amounts required to be paid pursuant hereto on the terms and subject to the conditions set forth herein and in the Plan of Arrangement, and to satisfy all other obligations payable at the Effective Time by the Purchaser and Acquireco pursuant to this Agreement and the Arrangement.

(f)	Financing.

(i)
The Purchaser has delivered to eOne true, correct and complete copies of an executed commitment letter and corresponding fee letter (with only the fee amounts, pricing flex, interest rates (and pricing caps) and other economic terms of the market flex (none of which would reasonably be expected to adversely affect the amount or availability of the Debt Financing) redacted) dated on or about the date hereof (such letters collectively, the “Debt Commitment Letter”) from the financial institutions identified therein (together with any other agent, arranger, lender or other entity that commits to provide or arrange, or enters into definitive agreements related to, the Debt Financing, the “Financing Sources”) to provide, subject to the terms and conditions therein, debt financing to the Purchaser in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”).

(ii)
As of the date hereof, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (other than the entering into of customary joinders to add Financing Sources), and none of the respective obligations and commitments contained in such letters have been withdrawn, terminated, rescinded, amended or modified in any respect. The Purchaser has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with the Purchaser’s cash on hand, will in the aggregate be sufficient for the Purchaser and Acquireco to, on and after the Effective Date, (a) pay the aggregate Consideration, (b) pay for any refinancing of any outstanding indebtedness of eOne and the Purchaser contemplated by the Debt

Commitment Letter, and (c) pay any and all other amounts required to be paid by the Purchaser or Acquireco hereunder for the consummation of the transactions contemplated by this Agreement, including fees and expenses required to be paid by the Purchaser and Acquireco in connection with the Arrangement, the other transactions contemplated hereby, the Debt Financing (including any additional fees that may be required in connection with the exercise of any “flex” provisions in the related fee letter), and the refinancing referred to in (b) above (such payments, the “Required Payments”).

(iii)
The Debt Commitment Letter is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each other party thereto, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of the Purchaser or its Subsidiaries or, to the knowledge of the Purchaser, any other party thereto, under any term of the Debt Financing, (B) to the knowledge of the Purchaser, constitute a failure of any condition to the Debt Financing or (C) to the knowledge of the Purchaser otherwise result in any portion of the Debt Financing being unavailable on the Effective Date. Neither the Purchaser nor Acquireco has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the proceeds of the Debt Financing will not be available to Acquireco in the full contemplated amount at the time required to consummate the transactions contemplated by this Agreement.

(iv)
There are no conditions precedent or contingencies to the obligations of the parties under the Debt Commitment Letter (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Debt Financing available to the Purchaser on the terms therein except as expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no side letters or other contracts to which the Purchaser, Acquireco or any of their respective affiliates is a party, which expand the conditions precedent to the Debt Financing.

(g)
Litigation. There is no claim, action, inquiry, suit, hearing, arbitration, investigation or other proceeding pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser or Acquireco or affecting any of their respective properties or assets before any Governmental Entity, nor is the Purchaser or Acquireco subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.2	No Other Representations and Warranties

Except for the representations and warranties expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement, eOne hereby acknowledges that neither the Purchaser, nor Acquireco nor any other Person on their behalf, has made or is making any other express or implied representation or warranty.

4.3	Survival of Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of eOne Regarding the Conduct of Business

eOne covenants and agrees that prior to the Effective Date, in order to preserve the value of its business, unless the Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or expressly permitted by this Agreement:

(a)
eOne shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business consistent with past practice (except as set out in the Budget) and to use commercially reasonable efforts to preserve intact its and their present business organization, assets, properties and goodwill, to preserve intact eOne, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with it;

(b)	without limiting the generality of Section 5.1(a), eOne shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)
issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Common Shares, any SAYE Options, any Stock Options, any Conditional Awards or any warrants, calls, conversion privileges or rights of any kind to acquire any Common Shares or other securities or any shares of eOne or its Subsidiaries (including, for greater certainty, SAYE Options, Stock Options or Conditional Awards) or any stock appreciation rights, phantom stock awards or other awards or other rights that are linked to the price or value of the Common Shares or other securities or any shares of eOne or its Subsidiaries, other than (A) Stock Options approved in the ordinary course by the Board on or before July 1, 2019 and specified in Schedule 5.1 of the Disclosure Letter, (B) pursuant to existing contractual obligations or other commitments specified in Schedule 5.1 of the Disclosure Letter, or (C) the

exercise or settlement of existing SAYE Options, Stock Options and Conditional Awards specified in Schedule 3.1(g)(iii) of the Disclosure Letter;

(ii)
other than in the ordinary course of business, including ordinary course receivable sales, and as provided for in the Budget, sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any tangible or intangible assets or properties of eOne or any of its Subsidiaries having a value greater than £1,500,000 individually or £7,500,000 in the aggregate;

(iii)
amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of eOne or any of its Subsidiaries, except as specified in Schedule 5.1 of the Disclosure Letter;

(iv)	split, combine or reclassify any outstanding Common Shares or other securities of eOne or any of its Subsidiaries;

(v)
redeem, purchase or otherwise acquire or offer to acquire any Common Shares or other securities of eOne or its Subsidiaries or any securities convertible or exchangeable into or exercisable for any Common Shares or other securities of eOne or its Subsidiaries;

(vi)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Common Shares or other securities of eOne or any of its Subsidiaries, except for (A) any dividend or distribution from a wholly-owned Subsidiary of eOne to another wholly-owned Subsidiary of eOne or from a wholly-owned Subsidiary of eOne to eOne, (B) a dividend paid by eOne in respect of the Common Shares in the ordinary course of business consistent with past practice, or (C) as specified in Schedule 5.1 of the Disclosure Letter;

(vii)	reorganize, amalgamate or merge eOne or any of its Subsidiaries with any other Person;

(viii)	enter into any agreement with respect to the voting of the Common Shares or any other securities of eOne or any of its Subsidiaries;

(ix)
except as provided for in the Budget or as specified in Schedule 5.1 of the Disclosure Letter, acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any tangible or intangible property or assets of any other Person that has a value greater than £7,500,000 individually or £20,000,000 in the aggregate, provided that eOne and its Subsidiaries shall not enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby;

(x)
except as provided for in the Budget or indebtedness incurred in the ordinary course of business by a Subsidiary of eOne in connection with film and television productions on a non-recourse basis to eOne and its affiliates, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xi)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of eOne or any of its Subsidiaries;

(xii)	prepay any long-term indebtedness before its scheduled maturity

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind except as specified in Schedule 5.1 of the Disclosure Letter;

(xiv)
other than in the ordinary course of business consistent with past practice, enter into any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xv)	make any change in eOne’s methods of accounting, except as required by concurrent changes in IFRS;

(xvi)
pay, discharge, settle, satisfy, compromise, waive, assign or release any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in eOne’s financial statements or incurred on or after April 1, 2019 in the ordinary course of business consistent with past practice;

(xvii)
authorize, recommend or propose any release or relinquishment of any right under, or terminate, amend or modify in any material respect, any Material Contract except in the ordinary course of business consistent with past practice where such amendment or modification is not adverse to eOne or its Subsidiaries, or enter into any Contract of the type described in clauses (g), (i) or (j) of the definition of Material Contract that would be a Material Contract if in effect on the date hereof or extend or renew any such Contract or Material Contract;

(xviii)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, any existing contractual rights, Authorization, lease, license, concession or other document;

(xix)
(1) sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose: (A) of any material eOne Intellectual Property, or (B) Licensed Intellectual Property relating to the Major Properties, or terminate or amend any license in or to or right to exploit any such Licensed

Intellectual Property; (2) grant any license to any material eOne Intellectual Property or sublicense to any material Licensed Intellectual Property; (3) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect, or to maintain the ownership, validity, and enforceability of, any registrations relating to any material eOne Intellectual Property; or (4) enter into or terminate any Contract, or amend any existing Contract, with any of the Specified Counterparties, except, solely with respect to clauses (2) and (4), (x) in the ordinary course of business consistent with past practice, or (y) to the extent such agreement or amendment does not preclude eOne from exploiting any eOne Intellectual Property or Licensed Intellectual Property, including developing and launching Films and any other program and developing and launching additional series to existing Films and programs;

(xx)
notwithstanding Section 5.1(b)(xix) or anything else in this Agreement, amend, modify, revise or terminate or waive any of its rights under the Contracts listed in Schedule 5.1(b)(xx) of the Disclosure Letter;

(xxi)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of eOne to consummate the Arrangement or the other transactions contemplated by this Agreement, other than in connection with a Pre-Acquisition Reorganization;

(xxii)
increase or accelerate the benefits payable or to become payable to its directors or officers (whether from eOne or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of eOne or member of the Board, or otherwise cause an increase in eOne’s or its Subsidiaries’ employment costs of more than 3% per annum, except as specified in Schedule 5.1 of the Disclosure Letter;

(xxiii)	other than in the ordinary course consistent with past practice, adopt, enter into or amend any Benefit Plan;

(xxiv)
modify or amend the EOCL Shareholders Agreement or authorize, approve, consent to or vote in favour of any “Transfer” of securities of EOCL thereunder or any matter identified in Schedule 4.8 thereof; or

(xxv)
enter into, modify or amend any agreement with any broker, finder, investment banker, financial advisor or incur any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees, in each case connection with the transactions contemplated by this Agreement.

(c)
eOne shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	eOne shall:

(i)	not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)	provide the Purchaser with prompt written notice of:

(A)
any change in, or, effect, event, occurrence or fact or state of facts related to, the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities of eOne or any of its Subsidiaries which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(B)
any notice or other communication (written or oral) from any Person to eOne or any of its Subsidiaries, alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(C)
any notice or other communication (written or oral) from any Governmental Entity to eOne or any of its Subsidiaries, in connection with this Agreement (and, subject to applicable Law, eOne shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(D)
any material filing, actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving eOne or any of its Subsidiaries in connection with this Agreement or the Arrangement.

Notification provided under this Section 5.1(d)(ii) will not affect the representations, warranties, covenants, agreements or obligations of the

Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement;

(iii)
other than in the ordinary course of business or as set forth in Schedule 5.1 of the Disclosure Letter or as provided for in the Budget, not enter into or renew any agreement, contract, lease, licence or other binding obligation of eOne or its Subsidiaries that is not terminable within 30 days of the Effective Date without payment by the Purchaser or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of £7,500,000 in the aggregate over the term of the contract; and

(iv)
except as may be set forth in the Budget, not incur any capital expenditures or enter into any agreement obligating eOne or its Subsidiaries to provide for future capital expenditures involving payments in excess of £1,500,000 individually or £7,500,000 in the aggregate;

(e)	eOne:

(i)
and each of the Material Subsidiaries shall duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	and each of its Subsidiaries shall timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)
and each of its Subsidiaries shall not amend any material Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended March 31, 2019, except as may be required by applicable Laws or otherwise in the ordinary course of business;

(iv)
shall not make any “investment” (within the meaning of subsection 212.3(10) of the Tax Act) in a corporation that is not resident in Canada (within the meaning of the Tax Act), other than: (a) in relation to a transaction, agreement or investment specified in Schedule 5.1 of the Disclosure Letter, or (b) in the ordinary course of business consistent with past practice provided that eOne first provides prior notice of such investment to the Purchaser and reasonably consults with the Purchaser as to the form and manner of such investment; and

(v)	shall ensure that the Common Shares are not registered in a register kept in the United Kingdom by or on behalf of eOne.

(f)	eOne shall not authorize, agree, resolve, propose or commit to do any of the matters prohibited by the other subsections of this Section 5.1.

(g)
eOne shall not, directly or indirectly, knowingly take any action or enter into any transaction, other than in the ordinary course or in connection with any Pre-Acquisition Reorganization or as otherwise contemplated by this Agreement or the Plan of Arrangement, that, in each case, could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any of eOne’s Subsidiaries and other non-depreciable capital property owned by eOne or any of its Subsidiaries on the date hereof, upon an amalgamation or winding up of eOne or any of its Subsidiaries (or any of their respective successors).

5.2	Covenants of eOne Relating to the Arrangement

eOne shall and shall cause its Subsidiaries to perform all obligations required to be performed by eOne or any of its Subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and use commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, prior to the Outside Date, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, eOne shall and, where applicable, shall cause its Subsidiaries to:

(a)
use its commercially reasonable efforts to obtain and maintain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required or that are otherwise necessary or desirable under any Contracts on terms that are satisfactory to the Purchaser (acting reasonably), and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(b)
use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against eOne challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)
subject to applicable Law, make available and cause to be made available to the Purchaser, and the agents and advisors thereto, information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Purchaser and eOne following completion of the Arrangement and confirming the representations and warranties of eOne set out in Section 3.1 of this Agreement;

(d)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order; and

(e)	use commercially reasonable efforts to assist in effecting the resignations of each member of the Board effective as of the Effective Time.

5.3	Covenants of the Purchaser Relating to the Performance of Obligations

Subject to Section 5.4(e) and 5.4(f), the Purchaser shall, and shall cause each of its Subsidiaries to, perform all obligations required to be performed by the Purchaser or any of its Subsidiaries under this Agreement, co-operate with eOne in connection therewith, and use commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, prior to the Outside Date, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5, the Purchaser shall and where appropriate shall cause each of its Subsidiaries to:

(a)
use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Purchaser challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(b)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.

5.4	Regulatory Approvals

(a)
With respect to the transactions contemplated by this Agreement, and subject to receiving any assistance needed from the other Party in order to be able to do so in accordance with Section 5.4(c), the Purchaser and eOne shall (1) within 15 business days after the date of this Agreement for the items contemplated in clauses (i)-(iv) below, (2) as soon as reasonably practicable after the date of this Agreement for the items contemplated in clauses (v)-(vi) below, or (3) in either case (1) or (2), such other date as the Parties may reasonably agree:

(i)
prepare and file with the Commissioner a request for an ARC under section 102 of the Competition Act or, in the alternative, a No-Action Letter and a waiver under section 113(c) of the Competition Act;

(ii)	prepare and file with the Commissioner their respective notifications under Part IX of the Competition Act;

(iii)
prepare and file with the Minister or Ministers, as applicable, an application for review under the Investment Canada Act, which shall include proposed written undertakings to the Minister or Ministers, as applicable, or their designees;

(iv)	prepare and file their respective notification and report forms under the HSR Act with the United States Federal Trade Commission and the United States Department of Justice;

(v)	prepare and file notifications or similar forms or applications required in connection with the Other Merger Control Approvals; and

(vi)	cooperate in notifying the Canada Media Fund and Telefilm Canada of, and engaging with the Canada Media Fund and Telefilm Canada in connection with, the transactions contemplated hereby.

(b)
All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Purchaser, including the filing fees associated with the submission of the notification and report forms under the HSR Act by each of the Parties.

(c)
With respect to obtaining the Regulatory Approvals and the other matters identified in Section 5.4(a)(vi), each of Purchaser and eOne shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals and with the other matters identified Section 5.4(a)(vi) as soon as reasonably practicable from the date of this Agreement. In particular:

(i)
no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party (consent not to be unreasonably withheld, conditioned or delayed);

(ii)
the Parties shall exchange drafts of all submissions, material correspondence, filings, notifications, presentations, applications, plans and undertakings to be made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such submissions, material correspondence, filings, notifications, presentations, applications, plans and undertakings submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that this obligation shall not extend to information indicated by either Party to be competitively sensitive, in either case, which information shall be provided on an external counsel-only basis; and

(iii)
each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and, unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that this obligation shall not extend where competitively sensitive information may be discussed or communicated, in either case the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and, unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, shall have the right to participate in any such meetings on an external counsel-only basis and that, with respect to the notification and report form required under the HSR Act this obligation shall extend to Items 1-3 and to the identification of revenue codes required for Item 5(a) of such form.

(d)
The Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals, except in each case as contemplated in this Section 5.4.

(e)
Notwithstanding Section 2.5 or any other provision of this Agreement to the contrary, the Purchaser shall use its (and shall cause its affiliates to use their) commercially reasonable efforts to obtain the Regulatory Approvals specified in Section 6.1(d), including by taking or causing to be taken all commercially reasonable actions necessary or advisable to obtain such Regulatory Approvals as promptly as practicable after the date of this Agreement and in any event before the Outside Date, including, for greater certainty, by proposing, negotiating and entering into any further commercially reasonable amendments or enhancements to the proposed undertakings contemplated in Section 5.4(a)(iii) that the Minister or Ministers, as applicable, or their designees propose.

(f)
Notwithstanding anything else to the contrary herein, the Purchaser shall, acting reasonably, in good faith, and following consultation and discussions with eOne and after giving full and fair consideration to eOne’s views, direct and control all aspects of the Parties’ efforts to obtain all Regulatory Approvals

5.5	Pre-Acquisition Reorganization

(a)
eOne agrees that, upon request by the Purchaser: eOne shall, and shall cause each of its Subsidiaries to (i) effect such reorganizations of eOne’s or its Subsidiaries’ business, operations and assets or such other transactions (each a “Pre-Acquisition Reorganization”) as the Purchaser may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(b)	eOne and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization unless such Pre-Acquisition Reorganization, in the opinion of eOne, acting reasonably:

(i)	does not materially impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties);

(ii)	does not, in the opinion of eOne, acting reasonably, prejudice the Shareholders or the holders of Stock Options, as a whole, in any material respect;

(iii)	can be unwound in the event the Arrangement is not consummated without adversely affecting eOne in any material manner;

(iv)	does not require eOne or any of its Subsidiaries to contravene any applicable Laws, their respective constating documents or any Contract;

(v)	does not require eOne to obtain any additional approval of the Shareholders; and

(vi)
is not considered in determining whether a representation, warranty or covenant of eOne hereunder has been breached, it being acknowledged by the Purchaser and eOne that these actions could require the consent of third parties under applicable contracts and/or Governmental Entities.

No Pre-Acquisition Reorganization shall be effected unless eOne, its Subsidiaries and their respective officers, directors, employees, agents, advisors and Representative shall have received an indemnity, in form and substance satisfactory to eOne, acting reasonably, from the Purchaser from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization.

(c)
The Purchaser shall provide written notice to eOne of any proposed Pre-Acquisition Reorganization at least 15 business days prior to the Effective Time. Upon receipt of such notice, the Purchaser and eOne shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.

(d)
Unless otherwise agreed by eOne (acting reasonably), the Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the day ending immediately prior to the Effective Date. If the Arrangement is not completed other than due to terminations described in Sections 8.2(a)(iii) or 8.2(a)(iii)(B), the Purchaser will forthwith reimburse eOne for all reasonable fees and expenses (including any professional fees and expenses) incurred by eOne and its Subsidiaries in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for and indemnify eOne and its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any losses, damages, expenses, claims, liabilities (including Tax liabilities), penalties or costs suffered or incurred by them as a result of or in connection with implementing, reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Agreement at the Purchaser’s request. The obligation of the Purchaser to reimburse eOne for all reasonable out-or-pocket fees and expenses and to indemnify eOne and its Subsidiaries for losses, damages, expenses, liabilities and costs as set out in this Section will be in addition to any other payment the Purchaser may be obligated to make hereunder and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement. The completion of the Pre-Acquisition Reorganizations, if any, shall not be a condition of the completion of the Arrangement.

(e)
Without limiting the generality of the foregoing, eOne acknowledges that the Purchaser may enter into transactions (the “Bump Transactions”) designed to step up the tax basis in certain capital property of eOne for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably required by the Purchaser and available to eOne in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the Bump Transactions or any such other reorganizations or transactions as is reasonably requested by the Purchaser, provided that eOne shall not be required to perform any calculations, prepare summaries or otherwise create records or other work product that is not in existence on the date hereof.

5.6	Equity Plans

(a)
eOne shall facilitate the acceleration of the vesting of any unvested Non-UK SAYE Awards and take all actions necessary to effect the treatment of Non-UK SAYE Awards described in Sections 3.1(b), 3.1(c) and 3.1(d) of the Plan of Arrangement. Any payment made to a holder of Non-UK SAYE Awards pursuant to the Plan of Arrangement shall be net of any withholding Taxes and the Purchaser, Acquireco, eOne and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Non-UK SAYE Awards in accordance with Sections 2.9 and 2.12.The Purchaser and Acquireco acknowledge and agree that the Purchaser, Acquireco, eOne or any other Person that makes a payment to a holder of Non-UK SAYE Awards in connection with the surrender or termination of Non-UK SAYE Awards in accordance with Sections 3.1(b), 3.1(c) or 3.1(d) of the Plan of Arrangement that give rise to Tax under the Tax Act will forego that portion of the income Tax deduction under the Tax Act that is attributable to such payment and will comply with the requirements described in subsection 110(1.1) of the Tax Act.

(b)
In relation to the UK SAYE, the Parties shall treat the Arrangement and associated actions as a Takeover Offer (as defined in the rules of the UK SAYE) structured by way of a plan of arrangement under Section 192 of the CBCA, with the effect that UK SAYE Options (other than Elected UK SAYE Options) are exercisable for six months following the Effective Date, and lapse thereafter to the extent not exercised, in accordance with the rules of the UK SAYE and Section 3.1(i) of the Plan of Arrangement.

(c)
The board of eOne shall amend the LTIP with effect from the time the Final Order is made by replacing Rule 13.3.2 with the wording “a compromise or arrangement between the Corporation and its shareholders which results in a person obtaining Control of the Corporation becomes effective”.

5.7	Financing Covenants

(a)
The Purchaser and Acquireco shall use, and cause their respective affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing described in the Debt Commitment Letter on the terms and conditions (including the flex provisions) described therein and in the related fee letter including using reasonable best efforts (i) to maintain in effect the Debt Commitment Letter in accordance with its terms until the consummation of the transactions contemplated by this Agreement (or until the earlier termination of the commitments thereunder, in accordance with the terms of the Debt Commitment Letters, unless the Purchaser shall have arranged and obtained in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement (including the Arrangement), with conditions precedent to funding not less favorable to the Purchaser (in the reasonable judgment of Purchaser) than the terms set forth in the Debt Commitment Letter (including the flex provisions thereof)), including to the extent any asset sales or debt incurrences are consummated which would reduce the commitments under the Debt Commitment Letter, by ensuring that the proceeds of such transactions are available in place of such reduced commitments to consummate the transactions contemplated by this Agreement, including the Arrangement, (ii) to negotiate and enter into definitive agreements with respect to the financing contemplated by the Debt Commitment Letter (collectively, the “Debt Financing Agreements”) on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and related fee letter or, if available, on other terms that are acceptable to the Purchaser and would not adversely affect the ability of the Purchaser and Acquireco to consummate the transactions contemplated by this Agreement, (iii) to satisfy on a timely basis all conditions to funding that are applicable to the Purchaser, Acquireco and their respective affiliates in the Debt Commitment Letter (including, without limitation, to ensure that no event of default (an “Existing Credit Agreement Event of Default”) described in paragraph (g)(i) of Exhibit B to the Debt Commitment Letter exists) and such definitive agreements thereto and to consummate the Debt Financing at or prior to the Effective Time, and (iv) to enforce its rights under or with respect to the Debt Commitment Letter.

(b)
None of the Purchaser, Acquireco or any of their respective affiliates shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter without the prior written consent of eOne to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Debt Financing to fund the amounts required to be paid by the Purchaser and Acquireco pursuant to this Agreement below the amount required, together with the Purchaser’s cash on hand, to consummate the transactions contemplated by this Agreement, including the Arrangement (including by changing the amount of fees to be paid or original issue discount) (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner reasonably likely to prevent or delay or impair the ability of each of the Purchaser or Acquireco to consummate the transactions contemplated by this Agreement, or (C) amend or modify any other term in a manner reasonably likely to prevent or delay or impair the ability of each of the Purchaser or Acquireco to consummate the transactions contemplated by this Agreement, including the Arrangement, or adversely impact the ability of the Purchaser or Acquireco to enforce their rights against the other parties to the Debt Commitment Letter or the Debt Financing Agreements. Without limiting the generality of the foregoing, the Purchaser shall give eOne prompt (and in any event within two business days) written notice (x) of any actual or alleged breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any of the Debt Commitment Letter or Debt Financing Agreements or any Existing Credit Agreement Event of Default, (y) of the receipt of any written notice or other written communication with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or of any Existing Credit Agreement Event of Default or (z) if the Purchaser or Acquireco determine in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, some or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter (including any “market flex” provisions) or Debt Financing Agreements prior to the Outside Date. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Consideration and all fees, expenses and other amounts contemplated to be paid by the Purchaser or Acquireco pursuant to this Agreement, the Purchaser and Acquireco shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement (including the Arrangement), with conditions precedent to funding not less favorable to the Purchaser (in the reasonable judgment of Purchaser) than the terms set forth in the Debt Commitment Letter (including the flex provisions thereof). Additionally, the Debt Commitment Letter contemplates that the Purchaser and its Subsidiaries may obtain alternative financing which would reduce the commitments of the Debt Financing Sources under the Debt Commitment Letter. Any reference in this Agreement to (1) the Debt Financing shall include any such alternative financing, (2) the Debt Commitment Letter shall include the commitment letter and the corresponding fee letter with respect to any such alternative financing, (3) the Debt Financing Agreements shall include the definitive agreements with respect to any such alternative financing and (4) the Financing Sources shall include the financing institutions contemplated to provide any such alternative financing.

(c)
The Purchaser shall keep eOne informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of all definitive documentation relating to the Debt Financing reasonably requested by eOne, and shall provide to eOne, as soon as reasonably practicable but in any event within three calendar days of the date eOne delivers to Purchaser a written request, any information requested by eOne relating to any circumstance referred to in clause (x), (y) or (z) of Section 5.7(b) or otherwise relating to the status of any alternative financing or negotiations or documentation in connection therewith.

(d)
The Purchaser and Acquireco acknowledge and agree that the obtaining of the Debt Financing, or any alternative financing, is not a condition to the obligations of the Purchaser or Acquireco and reaffirm their obligations to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject only to fulfillment or waiver of the conditions set forth in Article 6.

5.8	Financing Assistance

eOne shall provide, and shall use its commercially reasonable efforts to cause its Representatives to provide, to the Purchaser such customary cooperation as is reasonably requested by the Purchaser, at the Purchaser’s sole expense, to assist the Purchaser in the arrangement, syndication and consummation of the Debt Financing or any other debt or equity financing for the purpose of funding the transactions contemplated by this Agreement (collectively with the Debt Financing, the “Financing”), including:

(a)
furnishing the Purchaser and the proposed Financing Sources, as promptly as reasonably practicable, with such financial and other reasonably required information regarding eOne and its Subsidiaries, including (i) the financial statements of eOne listed in condition (d) of Exhibit B of the Debt Commitment Letter (as in effect on the date of this Agreement) and (ii) other financial information regarding eOne and its Subsidiaries reasonably necessary to permit the Purchaser to prepare the pro forma financial statements listed in condition (d) of Exhibit B of the Debt Commitment Letter (as in effect on the date of this Agreement) (the information described in the immediately preceding clauses (i) and (ii), the “Required Information”); provided that competitively sensitive information may be provided only to external counsel of the Purchaser or the proposed Financing Sources;

(b)
causing its independent accountants to provide customary assistance and cooperation reasonably required or requested by the Purchaser in connection with any offering of securities, including (i) performing such additional audit or review procedures as are necessary such that eOne’s historical financial statements may be filed as required with the SEC and providing any necessary written consents to use their audit reports relating to financial statements of eOne and its Subsidiaries and to be named as an “Expert” in any document related to any applicable Financing and (ii) participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort) for any applicable Financing;

(c)
following written request therefor, providing information concerning eOne and its Subsidiaries reasonably necessary for the Financing Sources’ customary due diligence and preparation and completion of the definitive documents governing or relating to the Financing (including any schedules, customary certificates, annexes or exhibits thereto and other pertinent and customary information and authorization letters as the Purchaser shall reasonably request in order to market, syndicate and consummate the Financing);

(d)
using its commercially reasonably efforts to facilitate the pledging of collateral in connection with the Financing (subject to the occurrence of the Effective Time) including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may reasonably be requested by the Purchaser;

(e)
assisting the Purchaser and the proposed lenders in the preparation of bank information memoranda and other marketing and rating agency materials for the Financing (including investor and lender presentations);

(f)	cooperating with the Purchaser to obtain customary corporate and facilities credit ratings in connection with the Financing;

(g)	obtaining customary payoff letters, redemption notices, releases of Liens and instruments of termination or discharge; and

(h)
providing all cooperation reasonably requested by the Purchaser in connection with the commencement and conduct of any proposed Tender Offer, including assistance with the preparation of one or more offers to purchase and consent solicitation statements, letters of transmittal and consents (if required) and press releases; provided that (i) any such documents (and all amendments or supplements thereto) and all mailings to the holders of any of eOne’s debt securities in connection with any proposed Tender Offer shall be subject to the prior review of, and comment by, eOne and shall be acceptable in form and substance to eOne, acting reasonably; (ii) the Purchaser shall only request that eOne conduct a Tender Offer in compliance with all applicable securities laws and with all documents governing the debt securities in respect of which the Tender Offer is proposed to be made; and (iii) the closing of any Tender Offer shall be conditioned on the occurrence of the closing of the Arrangement;

provided that: (A) such requested co-operation is made on reasonable notice and does not unreasonably interfere with the ongoing operations of eOne; (B) such requested co-operation shall not impede, delay or prevent the receipt of any Regulatory Approvals or the satisfaction of any other conditions set forth in Article 6; (C) such requested co-operation shall not impede, delay or prevent the consummation of the Arrangement; (D) such requested co-operation is not, in the opinion of eOne or eOne’s counsel, prejudicial to the Shareholders, eOne or any of eOne’s Subsidiaries; (E) such requested co-operation shall not require eOne to obtain the approval of the Shareholders and shall not require the Purchaser to obtain the approval of its shareholders; (F) the Purchaser shall pay all of the cooperation costs and all direct or indirect costs and liabilities, fees, damages, penalties and Taxes that may be incurred as a consequence of such requested cooperation or Financing, including actual out-of-pocket costs and expenses for external counsel and auditors which may be incurred, provided that neither eOne nor any of its Subsidiaries shall be required by the Purchaser to pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time; (G) such requested cooperation does not require the directors, officers, employees or agents of eOne or its Subsidiaries to take any action in any capacity other than as a director, officer or employee or agent; (H) eOne shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation that involves any binding commitment by eOne or its Subsidiaries, which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to eOne or its Subsidiaries upon the termination of this Agreement; (I) no such requested cooperation or financing shall be considered to constitute a breach of the representations, warranties or covenants of eOne under this Agreement or be capable of impairing or preventing the satisfaction of any condition set forth in Article 6; (J) nothing in this Agreement shall require any such co-operation to the extent it would result in any officer or director of eOne or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing; (K) neither eOne nor any of its Subsidiaries shall be required to incur any liability that is not contingent upon the closing of the Arrangement or, without limitation of the foregoing, execute any definitive financing documents prior to closing of the Arrangement or any other agreement, certificate, document or instrument that would be effective prior to the closing of the Arrangement; and (L) none of the Board or any of the boards of directors (or equivalent bodies) of eOne’s subsidiaries shall be required to pass any resolutions or take similar action approving the Financing on or before the Effective Date.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to eOne and the Purchaser, acting reasonably, on appeal or otherwise;

(c)
no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement; and

(d)
Competition Act Approval, HSR Act Approval, Investment Canada Act Approval and the Other Merger Control Approvals shall each have been made, given or obtained, and each such Regulatory Approval is in force.

6.2	Additional Conditions Precedent to the Obligations of the Purchaser

The obligation of the Purchaser and Acquireco to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Purchaser and Acquireco and may be waived by the Purchaser and Acquireco in their sole discretion):

(a)
all covenants of eOne under this Agreement to be performed, fulfilled or complied with on or before the Effective Time shall have been duly performed, fulfilled or complied with by eOne in all material respects and the Purchaser and Acquireco shall have received a certificate of eOne addressed to the Purchaser and Acquireco and dated the Effective Date, signed on behalf of eOne by two senior executive officers of eOne (on eOne’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of eOne set forth in:

(i)
Section 3.1(a) [Organization and Qualification], Section 3.1(b) [Authority Relative to this Agreement], Section 3.1(n)(1) [No MAE] and Section 3.1(bb) [Brokers] shall be true and correct in all respects as of the Effective Time as if made as at and as of such time;

(ii)
Section 3.1(g)(i) [Capitalization and Listing] shall be true and correct in all respects (except for de minimis inaccuracies) as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date) as if made as at and as of such time; and

(iii)
all other provisions of this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of such representations and warranties to be so true and correct in all respects has or have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Purchaser and Acquireco shall have received a certificate of eOne addressed to the Purchaser and Acquireco and dated the Effective Date, signed on behalf of eOne by two senior executive officers of eOne (on eOne’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)
there is no action or proceeding pending or threatened in writing by a Governmental Entity in Canada, the United States or any member state of the European Union and the United Kingdom that would reasonably be expected to:

(i)
cease trade, enjoin, prohibit or impose any limitations on the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares; or

(ii)	if the Arrangement is consummated, have a Material Adverse Effect;

(d)	no Governmental Entity in Canada shall have determined, or taken any action or position that is reasonably likely to lead to a determination, that EOCL is not, or, if the Arrangement is consummated would not be, “Canadian-controlled” within the meaning of the Investment Canada Act;

(e)	Dissent Rights have not been exercised with respect to more than 10% of the issued and outstanding Common Shares; and

(f)	since the execution of this Agreement there shall not have been or occurred a Material Adverse Effect.

The foregoing conditions will be for the sole benefit of each of the Purchaser and Acquireco and may be waived by the Purchaser and Acquireco in whole or in part at any time in their sole discretion.

6.3	Additional Conditions Precedent to the Obligations of eOne

The obligation of eOne to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of eOne and may be waived by eOne in its sole discretion):

(a)
all covenants (other than covenants contained in Section 2.9) of the Purchaser and Acquireco under this Agreement to be performed, fulfilled or complied with on or before the Effective Time shall have been duly performed by the Purchaser and Acquireco, as applicable, in all material respects, and eOne shall have received a certificate of the Purchaser and Acquireco, addressed to eOne and dated the Effective Date, signed on behalf of the Purchaser by two of its senior executive officers (on the Purchaser’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
the covenants of the Purchaser and Acquireco contained in Section 2.9 of this Agreement shall have been duly performed by the Purchaser and Acquireco in all respects, and the Depositary shall have confirmed receipt of the Consideration and other amounts referred to in Section 2.9; and

(c)
the representations and warranties of the Purchaser and Acquireco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not materially and adversely impede the ability of the Purchaser and Acquireco to consummate the Arrangement and eOne shall have received a certificate signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability) to this effect.

The foregoing conditions will be for the sole benefit of eOne and may be waived by it in whole or in part at any time (in its sole discretion).

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Non-Solicitation

(a)
Except as expressly provided in this Section 7.1, eOne shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent (collectively, “Representatives”) or otherwise, including through any of its Subsidiaries or their Representatives:

(i)
make, solicit, assist, initiate, knowingly encourage or facilitate any inquiries, proposals or offers that constitute, or could reasonably be expected to constitute or lead to, any Acquisition Proposal, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)
engage in any discussions or negotiations regarding, or provide any information to any Person (other than the Purchaser and its Subsidiaries) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that, for greater certainty, eOne may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute and/or could not reasonably be expected to constitute, a Superior Proposal;

(iii)	make a Change in Recommendation;

(iv)
accept, approve, endorse, recommend or remain neutral with respect to, or propose publicly to accept, approve, endorse, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the public announcement of such Acquisition Proposal will not be considered to be in violation of this Section 7.1(a)(iv) provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation by press release before the end of such five business day period (or in the event that the Meeting is scheduled to occur within such five business day period, prior to the third business day prior to the date of the Meeting) and further provided that eOne shall provide Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Purchaser and its counsel; or

(v)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking (other than an Acceptable Confidentiality Agreement) related to any Acquisition Proposal (a “Proposed Agreement”).

(b)
eOne shall, and shall cause its Subsidiaries and its Representatives, to immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person (other than the Purchaser) with respect to any inquiry, proposal or offer relating to, or that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal and eOne will discontinue access to any of its confidential information by any such Person and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. eOne (i) agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof, and (ii) undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such confidentiality, standstill, non-disclosure, non-solicitation, non-disturbance or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 7.1(b). eOne represents and warrants that, in the six months prior to the date of this Agreement, neither it nor any of its Subsidiaries has waived any confidentiality, standstill, non-disclosure, non-solicitation, non-disturbance or similar agreement or restriction to which eOne or any of its Subsidiaries is a party.

(c)
eOne shall as soon as reasonably practicable (and in any event within 24 hours of receipt by eOne) provide notice to the Purchaser, at first orally and then in writing, of its receipt of or otherwise becoming aware of (i) any inquiry, proposal or offer relating to, or that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, (ii) any material amendment to any such inquiry, proposal, offer or Acquisition Proposal, (iii) any request to engage in discussions or negotiations with eOne in connection with an Acquisition Proposal or (iv) any request for non-public information relating to eOne or any of its Subsidiaries in connection with any inquiry, proposal or offer relating to, or that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal. Such notice shall indicate the identity of the Person making such inquiry, proposal, offer or request, all material terms thereof known to eOne, and shall include copies of any such inquiry, proposal, offer or request. Thereafter, eOne shall keep the Purchaser informed on a reasonably current basis of the status, including any change to the material terms and conditions, of any such inquiry, proposal, offer or request and will respond as soon as reasonably practicable to all reasonable inquiries by the Purchaser with respect thereto.

(d)
Notwithstanding Section 7.1(a) or anything to the contrary in this Agreement, if following the execution of this Agreement and prior to the Shareholder Approval having been obtained, the Board receives an unsolicited bona fide written Acquisition Proposal and (i) the Board first determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; (ii) in the judgment of the Board, acting in good faith and after consultation with its outside legal advisors, the failure to provide such party with access to information regarding eOne and its Subsidiaries would be inconsistent with the fiduciary duties of the Board; (iii) the Person making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing standstill or other restriction; and (iv) eOne has been and continues to be in compliance with its obligations under this Section 7.1 (it being understood that eOne shall not be in breach of this Section 7.1 if eOne or its Representatives (acting, in either case, at the direction of the Board) contact the Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal), then eOne may engage or otherwise participate in discussions or negotiations with such Person regarding such Acquisition Proposal and, subject to the execution of an Acceptable Confidentiality Agreement, provide such Person with access to information regarding eOne and its Subsidiaries; provided that (A) eOne sends a copy of any such Acceptable Confidentiality Agreement to the Purchaser promptly upon its execution, and (B) thereafter the Purchaser is provided with access to any information to which such Person was provided and which was not previously provided to the Purchaser.

(e)
Notwithstanding anything to the contrary contained in Section 7.1(a) or any other provision of this Agreement, if eOne receives an Acquisition Proposal that constitutes a Superior Proposal prior to the Shareholder Approval having been obtained, eOne may (1) make a Change in Recommendation in respect of such Superior Proposal; or (2) enter into any Proposed Agreement with respect to such Superior Proposal, if and only if, prior to effecting such Change in Recommendation and/or entering into such Proposed Agreement:

(i)	eOne has complied in all material respects with Section 7.1;

(ii)
eOne has provided the Purchaser with a notice in writing (a “Superior Proposal Notice”) that such Acquisition Proposal constitutes a Superior Proposal, together with a copy of any Proposed Agreement or Acquisition Proposal relating to such Superior Proposal and a reasonably detailed description of the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal, and of the intention of the Board to enter into such Proposed Agreement or make a Change in Recommendation;

(iii)	five business days shall have elapsed from the date the Purchaser received the Superior Proposal Notice and documentation referred to in Section 7.1(e)(ii) from eOne (the “Matching Period”);

(iv)	during the Matching Period, the Purchaser has been provided with the opportunity to amend the terms of this Agreement and the Arrangement in accordance with Section 7.1(f);

(v)
after the Matching Period, the Board (A) shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the proposed amendment to the terms of the this Agreement and the Arrangement by the Purchaser under Section 7.1(f)) and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to make a Change in Recommendation or to cause eOne to terminate this Agreement to enter into the Proposed Agreement, as applicable, would be inconsistent with its fiduciary duties;

(vi)
in the case of eOne exercising its rights under clause (2) of this Section 7.1(e), (A) eOne concurrently terminates this Agreement pursuant to Section 8.2(a)(iv)(B), and (B) prior to entering into the Proposed Agreement, eOne has paid to the Purchaser the Termination Payment.

(f)
eOne acknowledges and agrees that, during the Matching Period or such longer period as eOne may approve for such purpose, the Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, the Arrangement or the transactions contemplated by this Agreement and eOne shall co-operate with the Purchaser with respect thereto, including negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement, the Arrangement or the transactions contemplated by this Agreement as the Purchaser deems appropriate and as would enable the Purchaser to proceed with the Arrangement or the transactions contemplated by this Agreement or other similar transactions involving eOne and its Subsidiaries and any related transactions on such adjusted terms. The Board will review any proposal by the Purchaser to amend the terms of this Agreement or the Arrangement and any other information provided by Purchaser in connection with any such proposal in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 7.1(e), whether the Purchaser’s proposal to amend this Agreement, the Arrangement or the transactions contemplated by this Agreement would, if accepted by eOne, result in the Acquisition Proposal no longer being a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Arrangement.

(g)
The Board shall promptly (and in any event within two business days) reaffirm its recommendation of the Arrangement by press release after: (i) any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced; or (ii) the Board determines that a proposed amendment to the terms of the Arrangement would result in an Acquisition Proposal which has been publicly announced no longer being a Superior Proposal, and eOne and the Purchaser have so amended the terms of the Arrangement. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by eOne, acting reasonably.

(h)
Nothing in this Agreement shall prevent the Board from: (i) responding through a directors’ circular or equivalent document as required by applicable Securities Laws to an Acquisition Proposal; or (ii) making any disclosure to the securityholders of eOne if the Board, acting in good faith and after consultation with its outside legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board, provided, however, in each case that, notwithstanding that the Board shall be permitted to make such disclosure, the Board shall not be permitted to make a Change in Recommendation, other than as permitted by Section 7.1(e).

(i)
eOne acknowledges and agrees that each successive modification of any Acquisition Proposal that results in any amendment or modification of the financial terms or conditions or other material terms and conditions, including any modification of, the consideration (or value of such consideration) to be received by Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.

(j)
eOne shall ensure that the officers, directors and employees of eOne and its Subsidiaries and any investment bankers, advisors or other Representatives retained by eOne and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and eOne shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or other Representatives.

(k)
If eOne provides the Purchaser with a Superior Proposal Notice on a date that is less than 10 business days prior to the Meeting, eOne shall be permitted to, and shall if requested by the Purchaser, adjourn or postpone the Meeting to a date that is not less than seven business days and not more than 10 business days after the date of such notice, provided, however, that the Meeting shall not be adjourned or postponed to a date later than the seventh business day prior to the Outside Date.

7.2	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, eOne shall, and shall cause its Subsidiaries and their respective Representatives to afford to the Purchaser and to representatives of the Purchaser such access as the Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser with all data and information as the Purchaser may reasonably request. The Purchaser and eOne acknowledge and agree that information furnished pursuant to this Section 7.2 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.3	Notices of Certain Events

(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)
cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)
No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(A) unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Arrangement Agreement until the expiration of a period of 10 business days from such notice.

7.4	Insurance and Indemnification

(a)
Prior to the Effective Date, eOne shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by eOne and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause eOne and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided, that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided, further that the cost of such policy shall not exceed 300% of eOne’s current annual aggregate premium for policies currently maintained by eOne or its Subsidiaries.

(b)
The Purchaser agrees that it shall cause eOne and its Subsidiaries to honour all rights to indemnification or exculpation now existing in favour of present officers and directors of eOne and its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

(c)
The provisions of this Section 7.4 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, eOne hereby confirms that it is acting as agent on their behalf. Furthermore, this Section 7.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of eOne and the Purchaser;

(ii)	by either eOne or the Purchaser, if:

(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(A) shall not be available to any Party (or, in the case of the Purchaser, by the Purchaser or Acquireco) whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins eOne or the Purchaser from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable; or

(C)	Shareholder Approval shall not have been obtained at the Meeting in accordance with the Interim Order.

(iii)	by the Purchaser, if:

(A)
prior to the Effective Time: (1) the Board or any committee of the Board: (i) fails to recommend or withdraws, amends, modifies or qualifies in a manner adverse to the Purchaser or publicly proposes or states an intention to do so, or fails to publicly reaffirm (without qualification) within five business days (or in the event the Meeting is scheduled to occur within such five business day period, prior to the third business day prior to the Meeting) after having been requested in writing by the Purchaser (acting reasonably) to do so, the Board Recommendation, (ii) accepts, approves, endorses or recommends an Acquisition Proposal, (iii) takes no position or a neutral position with respect to an Acquisition Proposal for more than five business days after the public announcement of such Acquisition Proposal (or in the event the Meeting is scheduled to occur within such five business day period, prior to the third business day prior to the Meeting), or (iv) resolves or proposes (publicly or otherwise) to take any of the actions described in clauses (i), (ii) and (iii) (each of (i), (ii),(iii) and (iv), a “Change in Recommendation”); or (2) eOne shall have breached Section 7.1 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of eOne set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with Section 7.3, and provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(a), Section 6.3(b) or Section 6.3(c) not to be satisfied;

(iv)	by eOne, if

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or Acquireco set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a), 6.3(b) or 6.3(c) not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with Section 7.3 and provided that eOne is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(B)
prior to the Shareholder Approval having been obtained, the Board, in accordance with Section 7.1(e), authorized eOne to enter into a binding written agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 7.1(d)), provided eOne is in compliance with Section 7.1 in all material respects and provided that no termination under this Section 8.2(a)(iv)(B) shall be effective unless and until eOne shall have paid to the Purchaser the amount required to be paid pursuant to Section 8.3.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)
If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Sections 8.3, 9.2, 9.3, 9.4, 9.6, 9.7 and 9.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.2(a). Notwithstanding the foregoing, nothing in this Section 8.2(c) shall be deemed to release any Party from any liability for any intentional and material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which intentional and material breach and liability therefor shall not be affected by any termination of this Agreement or any payment of a Termination Payment pursuant to Section 8.3). Notwithstanding anything to the contrary in this Agreement, but without limiting the rights of eOne under Section 5.7(a)(iv), none of the Designated Financing Sources shall have any liability to eOne or its affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether in contract, tort or otherwise, and neither eOne nor any of its affiliates shall have, nor shall they seek to enforce, any rights or claims against any Designated Financing Sources hereunder or thereunder.

8.3	Expenses and Termination Payments

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	For the purposes of this Agreement, “Termination Payment Event” means the termination of this Agreement:

(i)	by the Purchaser pursuant to:

(A)	Section 8.2(a)(iii)(A) [Change in Recommendation or Breach of Non-Solicit]; or

(B)
Section 8.2(a)(ii)(C) [Failure to Obtain Shareholder Approval] if at the time of termination the Purchaser would have been permitted to terminate this Agreement pursuant to Section 8.2(a)(iii)(A) [Change in Recommendation or Breach of Non-Solicit];

(ii)	by eOne pursuant to:

(A)	Section 8.2(a)(iv)(B) [Superior Proposal]; or

(B)
Section 8.2(a)(ii)(C) [Failure to Obtain Shareholder Approval] if at the time of termination the Purchaser would have been permitted to terminate this Agreement pursuant to Section 8.2(a)(iii)(A) [Change in Recommendation or Breach of Non-Solicit]; or

(iii)
by either the Purchaser or eOne pursuant to Section 8.2(a)(ii)(C) [Failure to Obtain Shareholder Approval] or pursuant to Section 8.2(a)(ii)(A) [Outside Date] or by the Purchaser pursuant to Section 8.2(a)(iii)(B) [Breach of Reps, Warranties, Covenants], but only if, in these termination events:

(A)
prior to such termination, a bona fide Acquisition Proposal shall have been proposed, offered or made (whether or not withdrawn) to eOne or any of its Representatives or publicly announced or otherwise disclosed by any Person other than the Purchaser (or any of its affiliates or any Person acting jointly or in concert with the Purchaser or its affiliates) or any Person other than the Purchaser (or any of its affiliates or any Person acting jointly or in concert with the Purchaser or any of its affiliates) shall have publicly announced an intention (whether or not conditional) to do so; and

(B)
within 12 months following the date of such termination, (i) eOne or one or more of its Subsidiaries enters into a definitive acquisition or transaction agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in (A) above), or (ii) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in (A) above) is consummated (provided that, for purposes of this Section 8.3(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that a reference to “20%” therein shall be deemed to be a reference to “50%”).

(c)	If a Termination Payment Event occurs, eOne shall pay the Termination Payment to the Purchaser by wire transfer of immediately available funds, as follows:

(i)	if the Termination Payment is payable pursuant to Section 8.3(b)(i), the Termination Payment shall be payable within two business days following such termination;

(ii)	if the Termination Payment is payable pursuant to Section 8.3(b)(ii), the Termination Payment shall be payable prior to or concurrently with such termination; or

(iii)
if the Termination Payment is payable pursuant to Section 8.3(b)(iii), the Termination Payment shall be payable on or prior to the earlier of the consummation of the Acquisition Proposal referred to therein or the entering into of the definitive acquisition or transaction agreement referred to in Section 8.3(b)(iii)(B)(i).

(d)
Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.3 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where the Purchaser is entitled to a Termination Payment and such Termination Payment is paid in full, the Purchaser and Acquireco shall be precluded from any other remedy against eOne at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against eOne or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided, however, that payment by eOne of a Termination Payment shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful or intentional breach by eOne of any of its obligations under this Agreement.

8.4	Amendment

Subject in each case to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws:

(a)
this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Shareholders, and any such amendment may without limitation:

(i)	change the time for performance of any of the obligations or acts of the Parties;

(ii)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(iii)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(iv)	waive compliance with or modify any mutual conditions precedent herein contained; and

(b)
notwithstanding Section 8.4(a) or any other provision hereof, no amendments or modifications to the provisions to which the Designated Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.6 shall be effective as to any Designated Financing Source in a manner that is adverse to any Designated Financing Source without the prior written consent of such Designated Financing Source.

8.5	Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). The Purchaser shall not disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Purchaser completes the transactions contemplated by this Agreement, the Purchaser shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by eOne prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of eOne or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Purchaser shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. The Purchaser shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, the Purchaser shall promptly deliver to eOne all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Purchaser.

9.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to the Purchaser or Acquireco:

Hasbro, Inc.
1011 Newport Avenue
Pawtucket, RI 02861

	Attention:	Chief Executive Officer
	Email:	brian.goldner@hasbro.com

	Attention:	Chief Legal Officer
	Email:	tarrant.sibley@hasbro.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9

	Attention:	John Ciardullo
	Email:	jciardullo@stikeman.com

(b)	if to eOne:

Entertainment One Ltd.
134 Peter St
Suite 700
Toronto, Ontario, Canada
M5V 2H2

	Attention:	Mark Trachuk
MTrachuk@entonegroup.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario
M5X 1B8

Attention:	Emmanuel Pressman and Alex Gorka
Email:	epressman@osler.com and agorka@osler.com

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, except that any claim, action, proceeding or investigation against any Designated Financing Sources (in its or their capacity as such) that is related to this Agreement or the Arrangement shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement; provided that the Parties, with respect to any claim, action, proceeding or investigation against any Designated Financing Source that is related to this Agreement or the Arrangement irrevocably submit exclusively to the jurisdiction of the courts of any federal court sitting in the Borough of Manhattan in the City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in the City of New York). EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement, the Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Except as expressly provided herein (including in the proviso to this sentence), this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder; provided, that the provisions of Section 8.2, Section 8.4, Section 9.3 and this Section 9.6 that are applicable to any Designated Financing Source are intended to benefit and be enforceable by such Designated Financing Source. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned the Parties without the prior written consent of the other Parties, provided that the rights, interests or obligations of Aquireco (or any permitted assignee thereof) may be assigned to a wholly-owned Subsidiary of the Purchaser if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the assigning party under this Agreement as if it were an original signatory.

9.7	No Liability

No director or officer of the Purchaser or Acquireco shall have any personal liability whatsoever to eOne under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or Acquireco. No director or officer of eOne shall have any personal liability whatsoever to the Purchaser or Acquireco under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or Acquireco.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above.

HASBRO, INC.

By:	/s/ Brian Goldner
	Name:	Brian Goldner
	Title:	Chairman of the Board and Chief Executive Officer

11573390 CANADA INC.

By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Chief Financial Officer

ENTERTAINMENT ONE LTD.

By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
	Title:	Chief Financial Officer

[Arrangement Agreement]

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE
CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below (and grammatical variations of such terms shall have corresponding meanings):

“Acquireco” means 11573390 Canada Inc., a corporation existing under the CBCA;

“Arrangement” means the arrangement of eOne under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation at the direction of the Court is acceptable to both eOne and the Purchaser, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated as of August 22, 2019 among the Purchaser, Acquireco and eOne, as amended, modified, restated or supplemented from time to time in accordance with its terms prior to the Effective Date;

“Arrangement Resolution” means the special resolution of the Shareholders approving this Plan of Arrangement that was considered at the Meeting;

“Articles of Arrangement” means the articles of arrangement of eOne in respect of the Arrangement to be filed with the Director in compliance with the CBCA after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to eOne and the Purchaser, each acting reasonably;

“Award Holder” has the meaning ascribed thereto in Subsection 3.1(a);

“Bertram Awards” means the conditional share awards granted pursuant to the conditional share award agreements between eOne and Steve Bertram dated May 23, 2017 and February 28, 2018, on similar terms to an LTIP Conditional Award but not granted under the LTIP;

“business day” means any day other than a Saturday, a Sunday or any day on which major banks are closed in London, England, Toronto, Canada or New York, New York, United States;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Common Shares” means the common shares in the authorized share capital of eOne;

“Conditional Awards” means, without duplication, the LTIP Conditional Awards, the Bertram Awards and the Sparacio Award, but excluding any Stock Options, International SAYE Options or UK SAYE Options;

“Consideration” means £5.60 in cash per Common Share, without interest;

“Court” means the Ontario Superior Court of Justice (Commercial List), or other Ontario or Canadian federal court as applicable;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by eOne and the Purchaser, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Common Shares for the Consideration in connection with the Arrangement;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Right” shall have the meaning ascribed thereto in Subsection 4.1(a);

“Dissenting Shareholder” means a registered holder of Common Shares who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Common Shares in respect of which Dissent Rights are validly exercised by such registered holder of Common Shares;

“Dumont Options” means the options to purchase an aggregate of 1,048,335 Common Shares granted to Olivier Dumont on similar terms to a Stock Option but not granted under the LTIP, pursuant to the award deeds between eOne and Olivier Dumont dated September 29, 2017, May 22, 2018 and on or about the date of this Agreement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Elected UK SAYE Option” means any UK SAYE Option that the holder thereof shall have validly elected (in a duly completed election form deposited with eOne no later than the Election Deadline) to transfer to eOne under the Arrangement as contemplated in Section 3.1(b);

“Election Deadline” means 5:00 p.m. on the second business day following the Meeting;

“eOne” means Entertainment One Ltd., a corporation existing under the CBCA;

“eOne Capital Reorganization” means: (a) a reclassification or redesignation of the Common Shares, any change of the Common Shares into other shares or securities or that results in the Common Shares ceasing to exist or any other capital reorganization  involving the Common Shares; (b) a consolidation, amalgamation or merger of eOne with or into any other body corporate which results in a reclassification or redesignation of the Common Shares or a change of the Common Shares into other shares or securities or a change that results in the Common Shares ceasing to exist; or (c) the transfer of the undertaking or assets of eOne as an entirety or substantially as an entirety to another company or entity;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to eOne and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both eOne and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both eOne and the Purchaser, each acting reasonably) on appeal;

“Former Shareholder” means, at and following the Effective Time, a registered holder of Common Shares immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to eOne and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of eOne and the Purchaser, each acting reasonably;

“International SAYE” means eOne’s International SAYE Share Option Scheme adopted by eOne on October 15, 2015;

“International SAYE Options” means the outstanding options to purchase Common Shares granted under the International SAYE, but excluding any Conditional Awards, Stock Options or UK SAYE Options;

“Letter of Transmittal” means the letter of transmittal to be forwarded by eOne to Shareholders for use in connection with the Arrangement, the form of which will be acceptable to eOne and the Purchaser, each acting reasonably;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and restrictions or adverse rights or claims, other third-party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“LTIP” means eOne’s long-term incentive plan adopted by the Board on June 27, 2013, approved by Shareholders on June 28, 2013 and as amended on September 27, 2017;

“LTIP Conditional Awards” means the outstanding rights to acquire Common Shares granted under the LTIP with no exercise period;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular (as defined in the Arrangement Agreement) that is (a) annual business consistent with eOne’s past practice, or (b) agreed to in writing by the Purchaser, acting reasonably;

“Person” includes an individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including any Governmental Entity (as defined in the Arrangement Agreement)), syndicate or other entity, whether or not having legal status;

“Purchaser” means Hasbro, Inc., a corporation existing under the laws of the State of Rhode Island;

“Shareholders” means the holders of Common Shares;

“Sparacio Award” means the conditional share award over 50,000 Common Share granted to Joseph Sparacio on similar terms to an LTIP Conditional Award but not granted under the LTIP, pursuant to the conditional award agreement dated November 22, 2016 between Entertainment One Ltd. and Joseph Sparacio;

“Stock Options” means the outstanding options to purchase Common Shares granted under the LTIP, the Throop Option and the Dumont Options, but excluding any International SAYE Options, UK SAYE Options or Conditional Awards;

“Tax Act” means the Income Tax Act (Canada);

“Throop Option” means the option to acquire 3,000,000 Common Shares granted by eOne to Darren Throop on similar terms to a Stock Option but not granted under the LTIP;

“UK SAYE” means eOne’s SAYE share option scheme dated September 16, 2015;

“UK SAYE Option Expiry Time” means 12:01 a.m. on the day that is six months following the Effective Date;

“UK SAYE Option Purchaser” means, as applicable, Acquireco or, in the event that eOne and Acquireco have amalgamated, the Purchaser;

“UK SAYE Option Underlying Common Share” means, as applicable, a Common Share issued upon the exercise of a UK SAYE Option or, in the event of an eOne Capital Reorganization, the Substituted Property; and

“UK SAYE Options” means the outstanding options to purchase Common Shares granted under the UK SAYE, but excluding any Conditional Awards, International SAYE Options or Stock Options.

In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA unless the context otherwise requires.

1.2          Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction, meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection or paragraph by number or letter or both refer to the Article, Section, subsection, subsection or paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, , unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders and the word person and words importing persons shall include an individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including any Governmental Entity), syndicate or other entity, whether or not having legal status.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute refers to such statute and all rules and regulations made or promulgated under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise

1.6	Currency

Unless otherwise stated, all references in this Agreement to “$” refers to Canadian dollars and “£” refer to U.K. pounds sterling.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Toronto, Ontario unless otherwise stipulated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement shall be binding on:

(a)	the Purchaser;

(b)	Acquireco;

(c)	eOne;

(d)	all registered and beneficial holders of Common Shares, including Dissenting Shareholders;

(e)	all registered and beneficial holders of the International SAYE Options, UK SAYE Options, Stock Options and Conditional Awards;

(f)	the registrar and transfer agent in respect of the Common Shares; and

(g)	the Depositary,

and all other Persons without any further act or formality required on the part of any Person.

2.3	Effect of the Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 3.1 has become effective in the sequence and at the times set out therein.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

At the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur sequentially (unless otherwise specified), in the following order, without any further act or formality required on the part of any person, in each case, unless otherwise specified, effective as at the Effective Time without any further authorization, act or formality:

(a)
Acquireco, via the Depositary, will provide a non-interest bearing loan to eOne equal to the aggregate amount (less any cash held by eOne that can reasonably be used for such purpose) payable by eOne to the holders of International SAYE Options, Elected UK SAYE Options, Stock Options and Conditional Awards (collectively, “Award Holders”) pursuant to Sections 3.1(b), 3.1(c) and 3.1(d);

(b)
notwithstanding the terms of the International SAYE, the UK SAYE or any agreement related thereto, each outstanding International SAYE Option and each Elected UK SAYE Option shall be deemed to be vested to the fullest extent (assuming all performance or other conditions are satisfied in full and the awards reach maturity) and transferred by the holder thereof to eOne (without further action and free and clear of all Liens) and cancelled in exchange for a cash payment (less applicable withholdings) by eOne equal to the excess (if any) of (i) the product of the number of Common Shares issuable upon exercise of such International SAYE Option or Elected UK SAYE Option and the Consideration, less (ii) the aggregate exercise price payable under such International SAYE Option or Elected UK SAYE Option by the holder to acquire all of the Common Shares upon exercise of such

International SAYE Option or Elected UK SAYE Option (and, for the avoidance of doubt, all International SAYE Options and Elected UK SAYE Options that are “out-of-the-money” will be canceled by eOne for no consideration), and immediately thereafter the International SAYE, all International SAYE Options, all Elected UK SAYE Options and any agreements related thereto shall be terminated and eOne shall have no liabilities or obligations with respect to any International SAYE Option, Elected UK SAYE Option, the International SAYE or any such agreement except as expressly set out in this Section 3.1(b), Section 3.1(h) or Section 3.1(i);

(c)
concurrently with the transfers in Section 3.1(d), notwithstanding the terms of the LTIP, the Throop Option and the Dumont Options or any agreement related thereto, each outstanding Stock Option shall be deemed to be vested to the fullest extent (assuming all performance or other conditions are satisfied in full and the awards reach maturity) and transferred by the holder thereof to eOne (without further action and free and clear of all Liens) and cancelled in exchange for a cash payment (less applicable withholdings) by eOne equal to the excess (if any) of (i) the product of the number of Common Shares issuable upon exercise of such Stock Option and the Consideration, less, if applicable, (ii) the aggregate exercise price payable under such Stock Option by the holder to acquire all of the Common Shares upon exercise of such Stock Option (and, for the avoidance of doubt, all Stock Options that are “out-of-the-money” will be canceled by eOne for no consideration), and immediately thereafter the LTIP, all Stock Options and any agreements related thereto shall be terminated and be of no further force and effect and eOne shall have no liabilities or obligations with respect to any Stock Option, the LTIP or any such agreement except as expressly set out in this Section 3.1(c);

(d)
concurrently with the transfers in Section 3.1(c), notwithstanding the terms of the LTIP, the Sparacio Award and the Bertram Awards, each outstanding Conditional Award shall be deemed to be vested to the fullest extent (assuming all performance or other conditions are satisfied in full and the awards reach maturity) and transferred by the holder thereof to eOne (without further action and free and clear of all Liens) and cancelled in exchange for a cash payment (less applicable withholdings) by eOne equal to the excess (if any) of (i) the product of the number of Common Shares issuable upon exercise of such Conditional Award and the Consideration, less (ii) the aggregate exercise price payable under such Conditional Award by the holder to acquire all of the Common Shares upon exercise of such Stock Option, and immediately thereafter the LTIP, the Sparacio Award, the Bertram Awards, all Conditional Awards and any agreements related thereto shall be terminated and be of no further force and effect and eOne shall have no liabilities or obligations with respect to any Conditional Awards, the LTIP, the Sparacio Award, the Bertram Awards or any such agreement except as expressly set out in this Section 3.1(d);

(e)
concurrently with the transfers in Section 3.1(f), each outstanding Common Share held by a Dissenting Shareholder who is entitled to be paid the fair value of such Common Share shall be transferred by the holder thereof to Acquireco (without further action and free and clear of all Liens) in consideration for a debt claim against Acquireco for the amount determined under Article 4, and such Dissenting Shareholder shall cease to be the holder of the Common Share so transferred and to have any rights as holder of such Common Share other than the right to be paid by Acquireco the amount determined in accordance with Section 4.1(a), the names of such Dissenting Shareholders shall be removed from the register of holders of Common Shares maintained by eOne and Acquireco shall be recorded as the registered holder of the Common Shares so acquired and shall be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(f)
concurrently with the transfers in Section 3.1(e), each outstanding Common Share, other than a Common Share held by (i) a Dissenting Shareholder who is entitled to be paid the fair value of the Common Shares held by such Dissenting Shareholder, or (ii) the Purchaser or Acquireco or any of their respective affiliates (which shall not be exchanged under the Arrangement and shall remain outstanding as a Common Share held by the Purchaser or such affiliate, as the case may be), shall be transferred by the holder thereof to Acquireco (without further action and free and clear of all Liens) in exchange for the Consideration (less applicable withholdings) for each Common Share held, and such holder shall cease to be the holder of the Common Share so transferred and to have any rights as holder of such Common Share other than the right to be paid the Consideration per Common Share in accordance with this Plan of Arrangement, the names of the holders of the Common Shares transferred to Acquireco shall be removed from the register of holders of Common Shares maintained by eOne, and Acquireco shall be recorded as the registered holder of the Common Shares so acquired and shall be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(g)	concurrently with the transfers in Sections 3.1(e) and 3.1(f), the articles of eOne are amended to remove Parts 2 and 3 of Schedule I of the Certificate of Amendment dated June 28, 2013, as amended;

(h)	from and after the Effective Time until the UK SAYE Option Expiry Time:

(i)
following an eOne Capital Reorganization, notwithstanding the terms of the UK SAYE, any holder of UK SAYE Options (other than Elected UK SAYE Options) shall be entitled to receive and shall accept, for the same aggregate consideration, upon exercise of such UK SAYE Option, in lieu of the number of Common Shares which such holder was theretofore entitled to purchase or receive upon the exercise of such UK SAYE Option, the kind and aggregate number of shares and other securities or property (the “Substituted Property”) resulting from the eOne Capital Reorganization which the holder would have been entitled to receive as a result of the eOne Capital Reorganization if, on the effective date thereof, the holder had been the registered holder of the number of Common Shares to which the holder was theretofore entitled to purchase or receive upon the exercise of such UK SAYE Option;

(ii)
notwithstanding the terms of the UK SAYE, upon the exercise (including the payment of any required exercise price) of any UK SAYE Option (other than Elected UK SAYE Options) and the issuance to the relevant holder of the relevant UK SAYE Option Underlying Common Share, such UK SAYE Option Underlying Common Share will be immediately transferred, and be deemed to have been immediately transferred, by the holder thereof to the

UK SAYE Option Purchaser (without further action and free and clear of all Liens) in exchange for a cash payment (less applicable withholdings) by the UK SAYE Option Purchaser equal to the product of the number of Common Shares which such holder is entitled to purchase or receive, or, if an eOne Capital Reorganization has occurred, the number of Common Shares which such holder was entitled to purchase or receive immediately prior to such eOne Capital Reorganization, in each case upon the exercise of such UK SAYE Option, and the Consideration, and immediately such UK SAYE Option and any agreements related thereto shall be terminated and be of no further force and effect and eOne shall have no liabilities or obligations with respect to any such UK SAYE Option or any such agreement except as expressly set out in this Section 3.1(h)(ii); and

(i)
at the UK SAYE Option Expiry Time, in accordance with the terms of the UK SAYE and pursuant to this Plan of Arrangement, all unexercised UK SAYE Options shall lapse and expire and permanently cease to be exercisable or capable of release and the UK SAYE, all UK SAYE Options and any agreements related thereto shall be terminated and be of no further force and effect and eOne shall have no liabilities or obligations with respect to the UK SAYE, any UK SAYE Options or any such agreement.

3.2	UK SAYE Options

Notwithstanding anything to the contrary in this Plan of Arrangement, if, at any time from the execution of the Arrangement Agreement up to and including the Effective Time, the Persons who are holders of UK SAYE Options immediately following the Effective Time hold, in the aggregate, such number of Common Shares as is equal to 10% or more of the outstanding Common Shares, then all UK SAYE Options shall be deemed to have participated in the Plan of Arrangement on the same terms as the International SAYE Options and the Elected UK SAYE Options, and for this purpose: (a) the references to “International SAYE” and “Elected UK SAYE Options” in Sections 3.1(a) and 3.1(b), as applicable, will be deemed to refer to “International SAYE, UK SAYE” and “UK SAYE Options”, respectively, and (b) Sections 3.1(h), 3.1(i) and 5.1(e) shall be deemed to be intentionally deleted.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

(a)
Pursuant to the Interim Order, registered holders of Common Shares may exercise rights of dissent (“Dissent Rights”) under Section 190 of the CBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Common Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered holders of Common Shares to the Arrangement and exercise of Dissent Rights must be received by eOne not later than 5:00 p.m. on the business day that is two business days before the Meeting or any date to which the Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(i)
are ultimately entitled to be paid fair value for their Common Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted, shall have transferred their Common Shares to Acquireco at the time specified in Section 3.1(e) and shall be paid such fair value by Acquireco in accordance with Section 3.1(e); and

(ii)
are ultimately not entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement at the same time as and on the same basis as a non-dissenting holder of Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(f) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

(b)
In no circumstances shall Acquireco, eOne, the Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Common Shares in respect of which such rights are sought to be exercised.

(c)
For greater certainty, in no case shall Acquireco, eOne, the Purchaser or any other Person be required to recognize Dissenting Shareholders as holders of Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of Shareholders as of the Effective Time. In addition to any other restrictions under Section 190 of the CBCA and, for greater certainty, none of the following shall be entitled to exercise Dissent Rights: (i) holders of International SAYE Options, UK SAYE Options, Stock Options and Conditional Awards; and (ii) Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	Exchange of Certificates for Cash

(a)
Following receipt of the Final Order, and immediately prior to the filing by eOne of the Articles of Arrangement, the Purchaser or Acquireco shall deliver or cause to be delivered to the Depositary sufficient funds to satisfy (i) on behalf of Acquireco, the aggregate Consideration payable to Shareholders pursuant to Section 3.1(f), and (ii) the amounts required to be paid pursuant to Section 3.1(a), which amounts shall be held by the Depositary in escrow as agent and nominee for such former Shareholders or former Award Holders, as the case may be, for distribution in accordance with the provisions of this Article 5.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for cash, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Purchaser and Acquireco shall cause the Depositary to deliver to such Shareholder, on behalf of Acquireco, a cheque (or other form of immediately available funds) representing the cash which such Shareholder has the right to receive under the Arrangement for such Common Shares, less any amounts withheld pursuant to Section 5.3 and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquireco.

(c)
Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.3. Any such certificate formerly representing Common Shares not duly surrendered on or before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any Former Shareholder of any kind or nature against or in eOne, Acquireco or the Purchaser. On the second anniversary of the Effective Date, all cash to which such Former Shareholder was entitled shall be deemed to have been surrendered to Acquireco.

(d)
On the Effective Date, the Purchaser and Acquireco will direct the Depositary to transfer to eOne the aggregate amount payable to Award Holders in accordance with Section 3.1 (such amount to be held in escrow by eOne as agent and nominee for such holders until payments pursuant to Section 3.1 and this Section 5.1(d) are made to such Award Holders). On the Effective Date, eOne shall pay or cause to be paid out of such escrowed amount the amounts, net of applicable withholdings, to be paid to Award Holders on behalf of eOne pursuant to Section 3.1, either (i) pursuant to the normal payroll practices and procedures of eOne, or (ii) by cheque or similar means (delivered to such Award Holder, as reflected on the register maintained by or on behalf of eOne in respect of the International SAYE Options, Elected UK SAYE Options, Stock Options or Conditional Awards).

(e)
From and after the Effective Time until the UK SAYE Option Expiry Time, upon the exercise of any UK SAYE Option (other than Elected UK SAYE Options), the UK SAYE Option Purchaser shall pay or cause to be paid, net of applicable withholdings, the amounts to be paid to such holder pursuant to 3.1(h)(ii), either (i) pursuant to the normal payroll practices and procedures of eOne, or (ii) by cheque or similar means (delivered to such holder, as reflected on the register maintained by or on behalf of eOne in respect of the UK SAYE Options).

(f)
Any payment made by way of cheque by the Depositary on behalf of Acquireco, eOne or the UK SAYE Option Purchaser that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Common Shares, Stock Options,

Conditional Awards, International SAYE Options or UK SAYE Options, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquireco, eOne or the UK SAYE Option Purchaser, as applicable, for no consideration.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser, Acquireco and eOne in a manner satisfactory to the Purchaser, Acquireco and eOne, against any claim that may be made against the Purchaser, Acquireco and eOne with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

eOne, Acquireco, the Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder or holder of International SAYE Options, UK SAYE Options, Stock Options or Conditional Awards such amounts as eOne, Acquireco, the Purchaser or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Shareholder or holder of Conditional Awards, Stock Options, International SAYE Options or UK SAYE Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.4	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Conditional Awards, International SAYE Options, UK SAYE Options and Stock Options issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Shareholders, the Award Holders, holders of UK SAYE Options, eOne, the Purchaser, Acquireco, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Conditional Awards, International SAYE Options, UK SAYE Options or Stock Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1	Amendments

(a)
The Purchaser, Acquireco and eOne reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be agreed to in writing by the Purchaser, Acquireco and eOne and filed with the Court, and, if made following the Meeting, (i) approved by the Court, and (ii) if the Court directs, approved by Shareholders and communicated to Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)
Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by the Purchaser, Acquireco and eOne, may be proposed by the Purchaser, Acquireco and eOne at any time prior to or at the Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if: (i) it is agreed to in writing by each of the Purchaser, Acquireco and eOne; (ii) if required by the Court, by some or all of the Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made by the Purchaser, Acquireco and eOne without the approval of or communication to the Court or the Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, Acquireco and eOne is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Shareholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving [Emmy] (the “Corporation”), as more particularly described and set forth in the management proxy circular (the “Circular”) of the Corporation dated ●, 2019 accompanying the notice of this meeting, and as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement dated August ●, 2019 between the Corporation, [Heather] and [Acquireco] (as it may be amended, modified or supplemented, the “Arrangement Agreement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.
The plan of arrangement of the Corporation (the “Plan of Arrangement”), as it may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement, the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.
The (a) Arrangement Agreement and transactions contemplated thereby, (b) actions of the directors of the Corporation in approving the Arrangement Agreement, and (c) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement and any amendments, modifications or supplements thereto, and causing the performance by the Corporation of its obligations thereunder, are hereby ratified, authorized and approved.

4.
The Corporation is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.
Notwithstanding that this resolution or similar resolutions have been passed (and the Plan of Arrangement adopted) by the holders of common shares of the Corporation (the “Shareholders”) or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered to, without further notice to or approval of the Shareholders: (a) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement, to the extent permitted thereby; and (b) subject to the terms of the Arrangement Agreement, not proceed with the Arrangement and related transactions.

6.
Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement and transactions contemplated thereby in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and such other documents.

7.
Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.